SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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(Amendment No. __)
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GROUP 1 AUTOMOTIVE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 8, 2010
Dear Fellow Stockholder:
     You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Group 1 Automotive, Inc. to be held at 10:00 a.m., Central Daylight Time, on Tuesday, May 18, 2010, at Hotel Granduca, 1080 Uptown Park Boulevard, Houston, TX 77056.
     The matters to be acted on at the meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Additionally, we will report on the business and financial performance of Group 1.
     It is important that your shares are represented at the meeting, whether or not you plan to attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to submit a proxy containing your voting instructions, as soon as possible, by telephone or through the Internet, or by requesting a proxy card to complete, sign and return by mail, each in the manner described in the accompanying Proxy Statement.
     Our Board of Directors recommends that stockholders vote FOR each of the matters described in the proxy statement to be presented at the meeting.
     We hope you will be able to join us at our Annual Meeting in Houston on May 18th.

Sincerely,

John L. Adams	Earl J. Hesterberg
Chairman of the Board	President & Chief Executive Officer

Houston, TX 77024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 18, 2010
     To the Stockholders of Group 1 Automotive, Inc.:
     The Annual Meeting of Stockholders of Group 1 Automotive, Inc. will be held on Tuesday, May 18, 2010, at 10:00 a.m., Central Daylight Time, at Hotel Granduca, 1080 Uptown Park Boulevard, Houston, TX 77056. At the meeting, we will consider and vote upon the following matters:
(1)	The election of three directors to serve until the 2013 Annual Meeting of Stockholders;

(2)	The approval of an amendment and restatement of the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan to, among other things, increase the number of shares available for issuance under the plan from 6,500,000 to 7,500,000;

(3)	The ratification of the appointment by the Audit Committee of Ernst & Young LLP as the independent registered public accounting firm of Group 1 for the year ending December 31, 2010; and

(4)	The consideration of any other business that is properly presented at the meeting or any adjournments or postponements of the meeting.
     If you were a stockholder at the close of business on March 22, 2010, the record date for the meeting, you are entitled to vote at the meeting. A list of stockholders will be available and may be inspected during normal business hours for a period of at least 10 days prior to the annual meeting at the offices of Group 1, 800 Gessner, Suite 500, Houston, Texas 77024. The list of stockholders will also be available for your review at the annual meeting. In the event there are not sufficient votes for a quorum or to approve the forgoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.
     In accordance with new rules approved by the Securities and Exchange Commission, beginning on or about April 8, 2010, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy statement and vote online and made our proxy materials available to our stockholders over the Internet.
     Your vote is important. We urge you to review the accompanying materials carefully and to vote by telephone or Internet as promptly as possible. Alternatively, you may request a proxy card, which you may complete, sign and return by mail.
By Order of the Board of Directors,
Darryl M. Burman
Vice President, General Counsel & Corporate Secretary
Houston, Texas
April 8, 2010

800 Gessner, Suite 500
Houston, TX 77024

PROXY STATEMENT

     This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Group 1 Automotive, Inc. for use at our 2010 Annual Meeting of Stockholders.
2010 ANNUAL MEETING DATE AND LOCATION
     The annual meeting will be held at Hotel Granduca, 1080 Uptown Park Boulevard, Houston, TX 77056, on Tuesday, May 18, 2010, at 10:00 a.m., Central Daylight Time, or at such other time and place to which the meeting may be adjourned. References in this proxy statement to the annual meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.
DELIVERY OF PROXY MATERIALS
     On or about April 8, 2010, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy materials and vote online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board of Directors for the annual meeting.
     Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
ABOUT THE ANNUAL MEETING
What is the purpose of the meeting?
     At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting, including the election of three directors, the approval of an amendment and restatement of the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan, the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and the consideration of any other matters properly presented at the meeting. In addition, senior management will report on our business and financial performance during fiscal 2009 and respond to your questions.
Who is entitled to vote at the meeting?
     Only our stockholders as of 5:00 p.m., central time, on March 22, 2010, the record date, are entitled to receive notice of the annual meeting and to vote at the meeting. On March 22, 2010, there were 24,489,130 shares of Group 1 common stock issued and outstanding and entitled to vote at the meeting.

How many votes can I cast?
     You are entitled to one vote for each share of Group 1 common stock you owned at 5:00 p.m., central time, on March 22, 2010, on all matters presented at the meeting.
What is the difference between a stockholder of record and a “street name” holder?
     Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.
•	Stockholder of Record. If your shares are registered directly in your name with BNY Mellon Shareowner Services, our transfer agent, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the annual meeting.

•	Street Name Stockholder. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtained a signed proxy from the record holder giving you the right to vote the shares.
How do I vote my shares?
     Stockholders of Record: Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:
•	By Internet. You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 17, 2010.

•	In Person. You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

•	By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 17, 2010.

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.
     Street Name Stockholders: Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:
•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

•	By Methods Listed on Proxy Card. Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the proxy card or other information provided by the record holder.

•	In Person with a Proxy from the Record Holder. You may vote in person at the annual meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the annual meeting.
Can I revoke my proxy?
     Yes. If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:
•	submitting written notice of revocation to Darryl M. Burman, Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024 no later than May 17, 2010;

•	submitting another proxy with new voting instructions by telephone or the Internet voting system; or

•	attending the meeting and voting your shares in person.
     If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.
What is the effect of broker non-votes and abstentions and what vote is required to approve each proposal?
     If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange.
     There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.
     As you may know, recent changes to exchange rules eliminated broker discretionary voting with respect to the election of directors. Where a matter is not considered “routine,” such as Proposal No. 1, regarding the election of directors, the shares held by the broker will not be voted on that proposal without specific instruction from the beneficial holder of the shares. Therefore, unlike in prior years, your broker is not able to vote on your behalf in any director election without specific voting instructions from you. A broker non-vote would have no effect on the outcome of Proposal 1 because only a plurality of votes cast is required to elect a director. We strongly encourage you to vote your shares in the election of directors before the meeting by returning your proxy by mail so that your shares will be represented and voted at the meeting if you cannot attend in person.
     Abstentions occur when stockholders are present at the annual meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. Abstentions will have no effect on the election of directors but will have the effect of a vote against the other proposals being considered at the meeting.
     For Proposals 1 (Election of Directors) and 2 (Amendment to the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan) to be voted on at the annual meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. For Proposal 3 (Ratification of the Appointment of Ernst & Young LLP) to be voted on at the annual meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.
•	Proposal 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes of our common stock, present in person or represented by proxy at the meeting and entitled to vote on the proposal. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director.

•	Proposal 2 (Amendment and Restatement of the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan): A majority of the votes represented at the annual meeting must be cast “FOR” the amendment to the Plan in order for the amendment to be approved at the annual meeting. In addition, NYSE rules require that the total votes cast on this proposal must represent greater than 50% of all the shares entitled to vote on this proposal. That is, the total number of votes cast “for” and “against” the proposal must exceed 50% of the outstanding shares. An abstention is treated as a vote cast and therefore has the same effect as voting “AGAINST” the proposal. Broker non-votes are not treated as votes cast and therefore are not counted for purposes of determining whether a majority has been achieved.

•	Proposal 3 (Ratification of the Appointment of Ernst & Young LLP): Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of the holders of a majority of the votes of our common stock cast at the annual meeting with respect to the proposal. An abstention is not treated as a vote cast and therefore will not have an impact on the outcome of the vote or the proposal.
     Our Board of Directors has appointed Earl J. Hesterberg, our President and Chief Executive Officer, and John C. Rickel, our Senior Vice President and Chief Financial Officer, as the management proxy holders for the annual meeting. If you are a stockholder of record, your shares will be voted by the management proxy holders in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or Internet, as applicable. For stockholders who have their shares voted by duly submitting a proxy by mail, telephone or Internet, the management proxy holders will vote all shares represented by such valid proxies as our Board of Directors recommends, unless a stockholder appropriately specifies otherwise.
     Our Board of Directors recommends a vote:
•	FOR each of the nominees for director;

•	FOR the amendment and restatement of the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
What is a quorum?
     A quorum is the presence at the annual meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the annual meeting to be held. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is reached. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present at the annual meeting.
Who will bear the cost of soliciting votes for the annual meeting?
     We have engaged The Altman Group to assist with the solicitation of proxies for a fee not to exceed $6,500, plus reimbursement for reasonable out-of-pocket expenses. We will bear all expenses of soliciting proxies. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Group 1 may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have engaged Broadridge Financial Solutions to tabulate the votes and to serve as inspector of election at the annual meeting for a fee of approximately $3,500.
May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
     You may submit proposals for consideration at future stockholder meetings, including director nominations. Please read “Stockholder Proposals for 2011 Annual Meeting” for information regarding the submission of stockholder proposals and director nominations for consideration at next year’s annual meeting.

CORPORATE GOVERNANCE
     We are committed to good corporate governance. Our Board of Directors has adopted several governance documents to guide the operation and direction of our Board of Directors and its committees, which include our Corporate Governance Guidelines, Code of Ethics, Code of Conduct and charters for the Audit Committee, Compensation Committee, Nominating/Governance Committee and Finance/Risk Management Committee. Each of these documents is available on our website at www.group1auto.com and stockholders may obtain a printed copy, free of charge, by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.
Corporate Governance Guidelines
     Our Board of Directors has adopted Corporate Governance Guidelines. Among other matters, the Guidelines include the following:
     Director Qualification Standards
•	The Nominating/Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board of Directors. This assessment includes members’ qualification as independent, as well as consideration of diversity, age, skill and experience in the context of the needs of our Board of Directors.

•	The number of directors that constitutes our Board of Directors will be between three and nine. Our Board of Directors believes that a smaller board generally functions more effectively than a large board as smaller boards generally promote greater participation by each board member, more effective and efficient decision making and greater individual accountability. Our board currently has seven members.

•	No director may serve on more than four other public company boards.
     Director Responsibilities
•	The basic responsibility of each director is to exercise his or her business judgment to act in what he or she reasonably believes to be in our best interest and the best interest of our stockholders.

•	Directors are expected to attend meetings of our Board of Directors and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to discharge their responsibilities properly.

•	Directors are encouraged to attend the annual meeting of stockholders.
     Director Access to Management and Independent Advisors
•	Our Board of Directors and each committee of the Board has the power to hire independent legal, financial or other advisors as they may deem necessary.

•	Our Board of Directors has full and free access to our officers and employees and invites regular attendance by our senior officers at each meeting of our Board of Directors.
     Chief Executive Officer Evaluation and Management Succession
•	The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and sets the compensation of the Chief Executive Officer based on this evaluation.

•	The Nominating/Governance Committee meets annually on succession planning.

     Annual Performance Evaluation, Director Orientation and Continuing Education
•	Our Board of Directors conducts an annual self-evaluation of itself and its committees.

•	All new directors must participate in an orientation program.

•	Our Board of Directors periodically allocates meeting time to receive information and updates on corporate governance issues, director best practices and legal and regulatory changes.
Code of Ethics for Chief Executive Officer, Chief Financial Officer, Controller and Certain Other Officers
     Our Board of Directors has adopted a Code of Ethics for our Chief Executive Officer, our Chief Financial Officer, our Controller and all other financial and accounting officers. Any change to, or waiver from, the Code of Ethics will be disclosed on our website within two business days after such change or waiver. Among other matters, the Code of Ethics requires each of these officers to:
•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest in personal and professional relations;

•	avoid conflicts of interest and disclose any material transactions or relationships that reasonably could be expected to give rise to a conflict of interest;

•	work to ensure that we fully, fairly and accurately disclose information in a timely and understandable manner in all reports and documents that we file with the Securities and Exchange Commission (“SEC”) and in other public communications made by us;

•	comply with applicable governmental laws, rules and regulations; and

•	report any violations of the Code of Ethics to the Chief Executive Officer and the Chairman of the Audit Committee.
Code of Conduct
     Our Board of Directors has adopted a Code of Conduct, which sets forth the standards of behavior expected of each of our employees, directors and agents. Among other matters, this Code of Conduct is designed to deter wrongdoing and to promote:
•	honest and ethical dealing with each other, with our clients and vendors, and with all other third parties;

•	respect for the rights of fellow employees and all third parties;

•	equal opportunity, regardless of age, race, sex, sexual orientation, ethnicity, creed, religion, national origin, marital status, veteran status, handicap or disability;

•	fair dealing with employees and all other third parties with whom we conduct business;

•	avoidance of conflicts of interest;

•	compliance with all applicable laws and regulations;

•	the safeguarding of our assets; and

•	the reporting of any violations of the Code of Conduct to the appropriate officers.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND COMMITTEES
     Our Board of Directors held seven meetings and took two actions by unanimous written consent during 2009. During 2009, our directors attended 100% of the meetings of our Board of Directors and of the committees on which they served. Under our Corporate Governance Guidelines, our directors are encouraged to attend the annual meeting of our stockholders. All of our directors attended our 2009 Annual Meeting of Stockholders.
     Our Board of Directors and each of its committees annually conduct a self-evaluation to assess, and identify opportunities to improve, their respective performance. The Nominating/Governance Committee leads our Board of Directors in its annual self-evaluation.
Board Leadership Structure
     The Board of Directors has determined that having an independent director serve as non-executive Chairman of the Board is in the best interest of our stockholders at this time. Our Chief Executive Officer is responsible for setting our strategic direction and providing us day-to-day leadership, while the Chairman of the Board provides guidance to our CEO and sets the agenda for Board meetings and presides over meetings of the full Board. We believe this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.
Board Diversity
     The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Board membership should reflect diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, and ethnicity. This process has resulted in a Board that is comprised of highly qualified directors that reflect diversity as we define it.
Independence of the Members of our Board of Directors
     Our Board of Directors has affirmatively determined that no member of our Board of Directors, other than Mr. Hesterberg (our President and Chief Executive Officer), has a material relationship with Group 1 and therefore the remaining members of our Board of Directors are “independent” as defined under the New York Stock Exchange’s listing standards.
     We have in the past, and may, in the future, make donations to various charitable organizations. From time to time, some of our directors, officers and employees have been, and in the future may be, affiliated with such charities. During the annual independence review, our Board of Directors determined that any such affiliations did not impact the independence of our directors.
Executive Sessions of our Board of Directors
     The independent directors meet in executive session at each regularly scheduled meeting of our Board of Directors. Mr. Adams, our non-executive Chairman of the Board, presides over these meetings and is responsible for preparing an agenda for the meetings of the independent directors in executive session.
Risk Oversight
     The Board is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. In particular, the Finance/Risk Management Committee is charged with oversight of our risk management strategies, strategies for our insurance programs, litigation management and our compliance with material debt instruments. The Audit Committee is charged with oversight of the company’s system of internal controls and risks relating to financial reporting, legal, regulatory and accounting compliance. The Board satisfies its oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. In addition, we have robust internal audit systems in place to review adherence to policies and procedures, which are supported by a separate internal audit department.
Committees of our Board of Directors
     Our Board of Directors has established four standing committees to assist it in discharging its responsibilities: the Audit Committee, the Compensation Committee, the Nominating/Governance Committee and the Finance/Risk Management Committee. The following chart reflects the current membership of each committee:

			Nominating/	Finance/
	Audit	Compensation	Governance	Risk Management
Name	Committee	Committee	Committee	Committee
John L. Adams	*	*	*	*
Earl J. Hesterberg				*
Louis E. Lataif	*	*	**
Stephen D. Quinn	*		*	**
Beryl Raff		*	*
J. Terry Strange	**	*		*
Max P. Watson, Jr.		**	*	*

*	Member

**	Chairman
     Each of the committee charters is available on our website at www.group1auto.com and stockholders may obtain printed copies, free of charge, by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.
Audit Committee
     The Audit Committee is responsible for oversight of company risks relating to accounting matters, financial reporting and legal and regulatory compliance.
     In particular, our Audit Committee has the following purposes pursuant to its charter:
•	oversee the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;

•	oversee our compliance with legal and regulatory requirements;

•	retain our independent registered public accounting firm;

•	oversee the qualifications, performance and independence of our independent registered public accounting firm;

•	oversee the performance of our internal audit function;

•	oversee our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and Board of Directors have established;

•	provide an open avenue of communication among our independent registered public accounting firm, financial and senior management, the internal auditing department, and our Board of Directors, always emphasizing that the independent registered public accounting firm is accountable to the Audit Committee; and

•	perform such other functions as our Board of Directors may assign to the Audit Committee from time to time.

     In connection with these purposes and to satisfy its oversight responsibilities, the Audit Committee annually selects, engages and evaluates the performance and on-going qualifications of, and determines the compensation for, our independent registered public accounting firm, reviews our annual and quarterly financial statements, and confirms the independence of our independent registered public accounting firm. The Audit Committee also meets with our management and independent registered public accounting firm regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and our significant policies. In particular, the Audit Committee separately meets regularly with the company’s chief financial officer, corporate controller, director of internal audit, Ernst & Young LLP and other members of management. The Audit Committee chair routinely meets between formal Committee meetings with our chief financial officer, corporate controller, director of internal audit and Ernst & Young LLP. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments.
     While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate, or to determine that such statements are in accordance with accounting principles generally accepted in the United States and other applicable rules and regulations. Our management is responsible for the preparation of our financial statements in accordance with accounting principles generally accepted in the United States and our internal controls. Our independent registered public accounting firm is responsible for the audit work on our financial statements. It is also not the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and our policies and procedures. Our management is responsible for compliance with laws and regulations and compliance with our policies and procedures.
     During 2009, the Audit Committee met eight times and consisted of Mr. Strange (Chairman), Mr. Adams, Mr. Lataif and Mr. Quinn. Mr. Strange also serves on the Audit Committees of New Jersey Resources Corporation, Newfield Exploration Company and SLM Corporation. Mr. Strange served on the Board and Audit Committee of BearingPoint, Inc., until May 2009, when it ceased operating in North America. Our Board of Directors has determined that Mr. Strange’s simultaneous service on these other Audit Committees and our Audit Committee will not impair his ability to serve effectively on our Audit Committee.
     All members of the Audit Committee are independent as that term is defined in the New York Stock Exchange’s listing standards and by Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Strange has the necessary accounting and financial expertise to serve as Chairman. Our Board of Directors has also determined that Mr. Strange is an “audit committee financial expert” following a determination that Mr. Strange met the criteria for such designation under the SEC’s rules and regulations.
     The Report of the Audit Committee is set forth on page 62 of this proxy statement.
Compensation Committee
     The Compensation Committee is responsible for risks relating to employment policies and our compensation and benefits systems. To assist it in satisfying these oversight responsibilities, from time to time the Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made.
     Pursuant to its charter, the purposes of our Compensation Committee are to:
•	review, evaluate, and approve our agreements, plans, policies, and programs to compensate our corporate officers;

•	review and discuss with our management the Compensation Discussion and Analysis to be included in our proxy statement for the annual meeting of stockholders and to determine whether to recommend to our Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement, in accordance with applicable rules and regulations;

•	produce the Compensation Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations;

•	otherwise discharge our Board of Directors’ responsibility relating to compensation of our corporate officers; and

•	perform such other functions as our Board of Directors may assign to the Compensation Committee from time to time.
     In connection with these purposes, our Board of Directors has entrusted the Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our corporate officers. The Compensation Committee reviews and approves the compensation of our corporate officers and makes appropriate adjustments based on company performance, achievement of predetermined goals and changes in an officer’s duties and responsibilities. The Compensation Committee also approves all employment agreements related to the executive team and approves recommendations regarding equity awards for all employees. Together with management, and any counsel or other advisors deemed appropriate by the Compensation Committee, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and makes a final determination, with the exception of compensation matters relating to our Chief Executive Officer. In the case of our Chief Executive Officer, the Compensation Committee reviews and discusses the particular compensation matter (together with our management and any counsel or other advisors deemed appropriate) and formulates a recommendation. The Compensation Committee’s Chairman then generally reports the Compensation Committee’s recommendation for approval by the full Board of Directors or, in certain cases, by the independent directors.
     In general, executive compensation matters are presented to the Compensation Committee or raised with the Compensation Committee in one of the following ways: (1) at the request of the Compensation Committee Chairman or another Compensation Committee member or member of our Board of Directors, (2) in accordance with the Compensation Committee’s agenda, which is reviewed by the Compensation Committee members and other directors on an annual basis, (3) by our Chief Executive Officer or Vice President of Human Resources or (4) by the Compensation Committee’s outside compensation consultant.
     The Compensation Committee works with the management team, our Chief Executive Officer and our Vice President of Human Resources to implement and promote our executive compensation strategy. The most significant aspects of management’s involvement in this process are:
•	preparing materials in advance of Compensation Committee meetings for review by the Compensation Committee members;

•	evaluating employee performance;

•	establishing our business goals; and

•	recommending the compensation arrangements and components for our employees.
     Our Chief Executive Officer is instrumental to this process. Specifically, the Chief Executive Officer assists the Compensation Committee by:
•	evaluating corporate officer performance;

•	providing background information regarding our business goals; and

•	recommending compensation arrangements and components for our corporate officers (other than himself).
     In addition, our Vice President of Human Resources is involved in the executive compensation process by:
•	providing the necessary compensation information to, and acting as our liaison with, our compensation consultant;

•	updating and modifying compensation plan policies, guidelines and materials, as needed; and

•	providing recommendations to the Compensation Committee and our Chief Executive Officer regarding compensation structure, awards and plan design changes.
     Under its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of our corporate officers and directors and also has the sole authority to approve the consultant’s fees and other retention terms.
     The Committee has historically engaged Pearl Meyer & Partners, an executive compensation firm, to serve as its compensation consultant and to advise on executive compensation matters. However, beginning in late 2008 and through 2009, in order to reduce costs and in light of our salary reductions and other changes to our compensation program, we suspended any formal competitive compensation analyses for the Named Executive Officers. During 2009, Pearl Meyer reviewed compensation data and other trends on an “as needed” basis. In addition, Pearl Meyer has been actively advising the Committee with regard to the renewal of our CEO’s employment agreement which expires in 2010.
     Although we suspended this activity in 2009, typically our market analysis process has involved the comparison of long-term, short-term and total compensation with a selected group of peer companies. We have generally compared compensation data at the 25th, 50th and 75th percentiles of the market and engaged Pearl Meyer to review our analysis. While we do not think it is appropriate to establish compensation based solely on benchmarking, we believe that this practice is useful for two reasons. First, our compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to our stockholders. Second, benchmarking allows us to assess the reasonableness of our compensation practices. This process allows us to achieve one of our primary objectives of maintaining competitive compensation to ensure retention when justified and rewarding the achievement of company objectives so as to align with stockholder interest.
     To the extent permitted by applicable law, the Compensation Committee may delegate some or all of its authority to subcommittees as it deems appropriate.
     All members of the Compensation Committee are independent as that term is defined in the New York Stock Exchange’s listing standards. The Compensation Committee, consisting of Mr. Watson (Chairman), Mr. Adams, Mr. Lataif, Ms. Raff and Mr. Strange, held eight meetings and took one action by unanimous written consent during 2009.
     The Report of the Compensation Committee is set forth on page 59 of this proxy statement.
Nominating/Governance Committee
     The Nominating/Governance Committee is responsible for oversight relating to management and Board succession planning, and stockholder responses to our ethics and business practices. To satisfy these oversight responsibilities, the Committee receives regular reports from our officers that are responsible for each of these areas on matters such as progress against succession planning programs and goals that could affect our operations.
     Pursuant to its charter, the purposes of our Nominating/Governance Committee are to:
•	assist our Board of Directors by identifying individuals qualified to become members of our Board of Directors and recommend director nominees to our Board of Directors for election at the annual meetings of stockholders or for appointment to fill vacancies;

•	recommend director nominees to our Board of Directors for each of its committees;

•	advise our Board of Directors about the appropriate composition of our Board of Directors and its committees;

•	advise our Board of Directors about and recommend to our Board of Directors appropriate corporate governance practices and assist our Board of Directors in implementing those practices;

•	lead our Board of Directors in its annual review of the performance of our Board of Directors and its committees;

•	direct all matters relating to the succession of our Chief Executive Officer;

•	review and make recommendations to our Board of Directors with respect to the form and amount of director compensation; and

•	perform such other functions as our Board of Directors may assign to the Nominating/Governance Committee from time to time.
     In connection with these purposes, the Nominating/Governance Committee actively seeks individuals qualified to become members of our Board of Directors, seeks to implement the independence standards required by law, applicable listing standards, our Restated Certificate of Incorporation, our Amended and Restated Bylaws and our Corporate Governance Guidelines, and identifies the qualities and characteristics necessary for an effective Chief Executive Officer.
     The Nominating/Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board of Directors. In considering candidates for our Board of Directors, the Nominating/Governance Committee will consider the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating/Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board of Directors may vary in light of its composition and the Nominating/Governance Committee’s perceptions about future issues and needs. However, while the Nominating/Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Nominating/Governance Committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of our Board of Directors, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise, and have high moral character.
     The Nominating/Governance Committee may consider candidates for our Board of Directors from any reasonable source, including from a search firm engaged by the Nominating/Governance Committee or stockholder recommendations, provided that the procedures set forth below are followed. The Nominating/Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating/Governance Committee may consider previous experience as a member of our Board of Directors. Any invitation to join our Board of Directors must be extended by our Board of Directors as a whole, by the Chairman of the Nominating/Governance Committee and by the Chairman of the Board.
     Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating/Governance Committee by sending a written request to our Corporate Secretary at our principal executive offices, 800 Gessner, Suite 500, Houston, Texas 77024 at least 70 days but not more than 90 days prior to the anniversary date of the preceding year’s annual meeting. For additional information, see “Stockholder Proposals for 2011 Annual Meeting.”
     The stockholder recommendation procedures described above do not preclude a stockholder of record from making nominations of directors or making proposals at any annual stockholder meeting; provided that they comply with the requirements described in the section entitled “Stockholder Proposals for 2011 Annual Meeting.”
     In addition, our Board of Directors has entrusted the Nominating/Governance Committee with the responsibility for establishing, implementing and monitoring the compensation for our directors. The Nominating/Governance Committee establishes, reviews and approves the compensation of our directors and makes appropriate adjustments based on company performance, duties and responsibilities and competitive environment. The Nominating/Governance Committee’s primary objectives in establishing and implementing director compensation are to:
•	ensure the ability to attract, motivate and retain the talent necessary to provide qualified Board leadership; and

•	use the appropriate mix of long-term and short-term compensation to ensure high Board/committee performance.

     In 2009, as a result of the downturn in the economic climate, management advised the Board that Group 1 was implementing significant cost-cutting measures on a company-wide basis, including reductions in its worldwide work force. Management also advised the Board that Group 1’s executive team was voluntarily taking a 10% reduction in their cash compensation, such reductions to become effective February 1, 2009. At that time, the Board of Directors unanimously voted to reduce the cash component of its compensation by 10%, effective February 1, 2009.
     All members of the Nominating/Governance Committee are independent as defined under the New York Stock Exchange’s listing standards. The Nominating/Governance Committee, consisting of Mr. Lataif (Chairman), Mr. Adams, Mr. Quinn, Ms. Raff and Mr. Watson, held four meetings during fiscal year 2009.
Finance/Risk Management Committee
     Pursuant to its charter, the purposes of our Finance/Risk Management Committee are to:
•	review, oversee and report to our Board of Directors regarding our financial status and capital structure, debt and equity financings, cash management and other banking activities, compliance with covenants of material debt instruments, investor/stockholder relations, relationships with various financial constituents, securities repurchase activities and dividend policy, and authorize transactions within limits prescribed by our Board of Directors;

•	review and report to our Board of Directors regarding contingent liabilities and the status of material litigation;

•	review and assess risk exposure and insurance related to our operations and authorize transactions within limits prescribed by our Board of Directors; and

•	review capital expenditures and other capital spending plans, including significant acquisitions and dispositions of business or assets, and authorize transactions within limits prescribed by our Board of Directors.
     In connection with these purposes, the Finance/Risk Management Committee reviews periodically our financial status and capital structure and can authorize finance-related activities within limits prescribed by our Board of Directors. The Finance/Risk Management Committee reviews with management the status of current litigation matters and regularly reports to the Board of Directors on litigation and contingent liabilities. The Finance/Risk Management Committee also consults with management on matters that could have a significant financial impact on us and reviews our financial policies and procedures, its compliance with material debt instruments and its significant banking relationships. In addition, the Finance/Risk Management Committee reviews and assesses periodically our risk exposure and plans and strategies for insurance programs, and authorizes risk management-related activities within limits prescribed by our Board of Directors. The Finance/Risk Management Committee also provides direction for the assessment of future capital spending and acquisition opportunities and reviews capital expenditure plans, including significant acquisitions and dispositions of businesses and assets and other specific capital projects.
     The Finance/Risk Management Committee, consisting of Mr. Quinn (Chairman), Mr. Adams, Mr. Hesterberg, Mr. Strange and Mr. Watson, held four meetings during fiscal year 2009.
Communications with Directors
     Our Board of Directors welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board of Directors, to any committee of our Board of Directors, to the non-executive Chairman of the Board (who presides over the executive sessions of our independent and non-management directors), or to any director in particular, to:
c/o Group 1 Automotive, Inc.
800 Gessner, Suite 500
Houston, Texas 77024

     Any correspondence addressed to our Board of Directors, to any committee of our Board of Directors, to the non-executive Chairman of the Board, or to any one of the directors in care of our offices is required to be forwarded to the addressee or addressees without review by any person to whom such correspondence is not addressed.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     John L. Adams, Louis E. Lataif, Beryl Raff, J. Terry Strange and Max P. Watson, Jr. served on the Compensation Committee in fiscal year 2009. None of the directors who served on the Compensation Committee in fiscal year 2009 has ever served as one of our officers or employees. During fiscal year 2009, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or Compensation Committee.
TRANSACTIONS WITH RELATED PERSONS
Transactions
     During 2009, we did not enter into, and we do not currently propose entering into, any transactions with related persons required to be disclosed in our proxy statement.
Policies and Procedures
     We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our General Counsel’s office is primarily responsible for the development and implementation of procedures and controls to obtain information from the directors and executive officers with respect to related person transactions and for subsequently determining, based on the facts and circumstances disclosed to them, whether we or a related person has a direct or indirect material interest in the transaction. As required under the SEC’s rules, transactions that are determined to be directly or indirectly material to us or a related person are filed with the SEC when required, and disclosed in our proxy statement.
     Our Code of Conduct discourages all conflicts of interest and provides guidance with respect to conflicts of interest. Under the Code of Conduct, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with the interests of our company. Our restrictions on conflicts of interest under the Code of Conduct include related person transactions.
     We have multiple processes for reporting conflicts of interests, including related person transactions. Under the Code of Conduct, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to their supervisors and all related person transactions involving our regional or market executives must be communicated in writing as part of their quarterly representation letter. This information is then reviewed by our Audit Committee, our Board of Directors or our independent registered public accounting firm, as deemed necessary, and discussed with management. As part of this review, the following factors are generally considered:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our company;

•	whether the transaction might affect the status of a director as independent under the independence standards of the New York Stock Exchange; and

•	any other matters deemed appropriate with respect to the particular transaction.
     Ultimately, all such transactions must be approved or ratified by our Board of Directors. Any member of our Board of Directors who is a related person with respect to a transaction is recused from the review of the transaction.
     In addition, our legal staff annually distributes a questionnaire to our executive officers and members of our Board of Directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Conduct. At the completion of the annual audit, our Audit Committee and the independent registered public accounting firm review with management, insider and related person transactions and potential conflicts of interest. In addition, our internal audit function has processes in place, under its written procedure policies, to identify related person transactions and potential conflicts of interest and report them to senior management and the Audit Committee.
     We also have other policies and procedures to prevent conflicts of interest, including related person transactions. For example, our Corporate Governance Guidelines require that our Board of Directors assess the independence of the non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described under “Information about our Board of Directors and Committees — Independence of the Members of our Board of Directors.”
Risk Assessment
     We have reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation programs are not reasonably likely to cause behaviors that would have a material adverse effect on the company. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking:
•	The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics.

•	We currently do not grant stock options.

•	The Compensation Committee has discretion over incentive program payouts.

•	The compensation recovery policy allows the company to “claw back” payments made using materially inaccurate financial results.

•	Executive officers are subject to stock ownership guidelines.

•	Compliance and ethical behaviors are integral factors considered in all performance assessments.

•	We set the proper ethical and moral expectations through our policies and procedures and provide various mechanisms for reporting issues.

•	We maintain an aggressive internal and external audit program, which enables us to verify that our compensation policies and practices are aligned with expectations, including periodic reviews and audits of our sales and finance departments at our dealerships.
     We believe that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

PROPOSALS TO BE VOTED ON BY STOCKHOLDERS
PROPOSAL 1 — ELECTION OF DIRECTORS
     Our Restated Certificate of Incorporation provides for a classified Board of Directors. The directors are divided into three classes, with each class serving for a period of three years. As a result, the stockholders elect approximately one-third of the members of our Board of Directors annually. Based on recommendations from the Nominating/Governance Committee, our Board of Directors has nominated John L. Adams, J. Terry Strange and Max P. Watson, Jr. for re-election as Class II directors to serve until the 2013 Annual Meeting and until their successors have been elected and qualified, or until their earlier resignation or removal. Each nominee is currently a director and was previously elected to our Board of Directors by the stockholders in 2007. Each nominee has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. The term for our Class III directors expires in 2011 and the term for our Class I directors expires in 2012.
     Stockholders may not cumulate their votes in the election of our directors. We have no reason to believe that the nominees will be unable or unwilling to serve if elected. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board of Directors, or the Board of Directors may reduce its size.
     The following table sets forth certain information, as of the date of this proxy statement, regarding our director nominees and other directors.

		Director
	Position and Offices with Group 1	Since	Age
Class I Directors
Earl J. Hesterberg	Director, President and Chief Executive Officer	2005	56
Beryl Raff	Director	2007	59

Class II Director Nominees
John L. Adams	Director, Chairman of the Board	1999	65
J. Terry Strange	Director	2003	66
Max P. Watson, Jr.	Director	2001	64

Class III Directors
Louis E. Lataif	Director	2002	71
Stephen D. Quinn	Director	2002	54
BOARD OF DIRECTORS
     The Board believes that each of the Company’s directors is highly qualified to serve as a member of the Board. Each of the directors has contributed to the mix of skills, core competencies and qualifications of the Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with some of the most reputable organizations in the world. The Board has also considered the fact that all of our directors have worked for, or served on the boards of directors of, a variety of companies in a wide range of industries. Many of our directors also have served as directors of Group 1 for many years and benefit from an intimate knowledge of our operations and corporate philosophy. The Board believes that through their varying backgrounds, our directors bring a wealth of experiences and new ideas to our Board.
     Described on the following pages are the principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board of Directors to conclude that they should serve on the board. There are no family relationships among any of our directors or executive officers.

Nominees for Election to Term Expiring 2013 (Class II Directors)
John L. Adams
Mr. Adams has served as non-executive Chairman of the Board since April 2005 and as one of our directors since November 1999. Mr. Adams served as Executive Vice President of Trinity Industries, Inc., one of North America’s largest manufacturers of transportation, construction and industrial products, from January 1999 through June 2005. He served as Vice Chairman of Trinity Industries from July 2005 through March 2007. Before joining Trinity Industries, Mr. Adams spent 25 years in various positions with Texas Commerce Bank N.A. and its successor, Chase Bank of Texas, National Association. From 1997 to 1998, Mr. Adams was Chairman, President and Chief Executive Officer of Chase Bank of Texas. Mr. Adams serves on the Board of Directors and is Chairman of the Finance and Risk Management Committee of Trinity Industries, Inc. and the Board and Audit Committee of Dr Pepper Snapple Group, Inc., a refreshment beverage business. Mr. Adams also serves on the Board of Directors of the Children’s Medical Center of Dallas, as a Southwest Region Trustee for the Boys & Girls Clubs of America and on the University of Texas Chancellor’s Council and Business School Advisory Board.
Mr. Adams’ extensive financial and executive management experience provides him with the necessary skills to be Chairman of the Board of our Board of Directors. As a result of his experience, he has dealt with many of the major issues we deal with today, such as financial, strategic planning, compensation, management development, acquisitions, capital allocation, government and stockholder relations. Mr. Adams’ public company board service has also given him exposure to different industries and approaches to governance and other key issues. He has served on our Board for over 11 years and has developed in-depth knowledge of the retail automotive industry generally and the company in particular.
J. Terry Strange
Mr. Strange has served as one of our directors since October 2003. In 2002, Mr. Strange retired from KPMG, LLP, an independent accounting firm, where he served from 1996 to 2002 as Vice Chairman, Managing Partner of U.S. Audit Practice and head of KPMG’s internal risk management program. Mr. Strange served as Global Managing Partner of Audit Business and a member of KPMG’s International Executive Committee from 1998 to 2002. During his 34-year career at KPMG, his work included interaction with the Financial Accounting Standards Board and the SEC, testifying before both bodies on issues impacting the auditing profession and SEC registrants. Mr. Strange serves on the Boards of Directors and the Audit Committees of New Jersey Resources Corporation, a retail and wholesale energy service provider, Newfield Exploration Company, an oil and gas exploration and production company, and SLM Corporation (Sallie Mae), a leading provider of student loans and an administrator of college savings plans. Mr. Strange also served on the Board of Directors of BearingPoint, Inc., a business consulting, systems integration and managed services firm, until May 2009, when its North American operations were sold.
Mr. Strange has a valuable financial background based on his education and work experiences. He was selected to serve as a director on our Board due to his extensive background in public accounting, auditing, and risk management. He possesses particular knowledge and experience in a variety of financial and accounting areas, including specific experience in auditing and internal risk management. His previous and current board positions on other publicly-traded companies have provided extensive years of audit committee experience, including as chair. As a result of these professional and other experiences, Mr. Strange is chairman of our audit committee and our “audit committee financial expert.”

Max P. Watson
Mr. Watson has served as one of our directors since May 2001. Mr. Watson served as President and Chief Executive Officer of BMC Software, Inc., a leading provider of enterprise management solutions, from April 1990 to January 2001. He served as Chairman of the Board of Directors of BMC from January 1992 to April 2001. Mr. Watson serves on the Board of Trustees of Texas Children’s Hospital. Mr. Watson served as Chairman of the Board of Trustees of Texas Children’s Hospital from January 2007 through December 2008.
Mr. Watson was selected to serve on our Board due to his extensive business and management expertise from his position with a large global publicly-traded company. As a former chairman, president and chief executive officer, Mr. Watson has experience running a large publicly-traded company, which dealt with many of the major issues that we deal with today, such as financial, strategic planning, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH OF THE CLASS II NOMINEES FOR DIRECTOR.
Class I Directors
Earl J. Hesterberg
Mr. Hesterberg has served as our President and Chief Executive Officer and as a director since April 2005. Prior to joining us, Mr. Hesterberg had served as Group Vice President, North America Marketing, Sales and Service for Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts, since October 2004. From July 1999 to September 2004, Mr. Hesterberg served as Vice President, Marketing, Sales and Service for Ford of Europe, and from 1999 until 2005, he served on the supervisory board of Ford Werke AG. Mr. Hesterberg has also served as President and Chief Executive Officer of Gulf States Toyota, an independent national distributor of new Toyota vehicles, parts and accessories. He has also held various senior sales, marketing, general management, and parts and service positions with Nissan Motor Corporation in U.S.A. and Nissan Europe, both of which are wholly-owned by Nissan Motor Co., Ltd., a global provider of automotive products and services. Mr. Hesterberg also serves on the Board of Trustees of Davidson College and on the Board of Directors of the Greater Houston Partnership, a local non-profit organization dedicated to building regional economic prosperity.
As our President and Chief Executive Officer, Mr. Hesterberg sets the strategic direction of our company under the guidance of the Board. He has extensive senior executive management experience in the automotive industry, including operations and automotive technology. His successful leadership of our company and extensive knowledge of the automotive industry provides our Board with a unique perspective on the opportunities and challenges we face. His knowledge and handling of the day-to-day issues affecting our business provide the Board with invaluable information necessary to direct the business and affairs of our company.
Beryl Raff
Ms. Raff has served as one of our directors since June 2007. In April 2009, Ms. Raff was elected Chairman and Chief Executive Officer of Helzberg Diamond Shops, Inc., a retail and online jewelry retailer with 234 stores nationwide, and an indirect wholly owned subsidiary of Berkshire Hathaway Inc. Ms. Raff served as Executive Vice President-general merchandising manager from 2005 through 2009 and as Senior Vice President from 2001 through 2005, for the fine jewelry division of J.C. Penney Company, Inc., a holding company for J.C. Penney Corporation, Inc., a leading retailer of apparel and home furnishings. Ms. Raff serves on the Board of Directors, the Corporate Governance Committee and as the Chairman of the Compensation Committee of Jo-Ann Stores, Inc., a leading national specialty retailer of crafting, decorating, and sewing products, and on the Advisory Board of Jewelers Circular Keystone, a leading trade publication and industry authority. She also serves on the Advisory Board of Jewelers of America and on the Executive Board of Jewelers Vigilance Committee, both non-profit organizations dedicated to social responsibility, education, legal and regulatory issues facing the jewelry industry. Ms. Raff is a Director of the NACD Heartland Chapter, a non-profit organization dedicated to excellence in board leadership, the Make-A-Wish Foundation, a non-profit organization which grants the wishes of children with life threatening medical conditions and serves on the Advisory Board of Dallas Summer Musicals, a not-for-profit theater company.
Ms. Raff was selected to serve as a director on our Board due to her extensive knowledge of the retail industry and her business and management expertise from her position as an executive officer and director of several companies. She has profit and loss management responsibility, as well as sales and marketing, strategic planning, compensation and risk management experience, all of which provide extensive perspectives to offer as a director of Group 1. Her current service on other company boards also provides us with important perspectives on key corporate governance matters. Ms. Raff also has a strong commitment to corporate social responsibility.
Class III Directors
Louis E. Lataif
Mr. Lataif has served as one of our directors since August 2002. He has served as Dean of the School of Management at Boston University since 1991 following a distinguished 27-year career with Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts. While at Ford, he was named General Manager of Ford Division and elected a corporate Vice President, then Ford’s youngest officer, and served as President, Ford of Europe from l988 to l991. Mr. Lataif serves on the Boards of Directors of Magna International Inc., a global automotive supplier, and Abiomed, Inc., a manufacturer and marketer of heart assist and replacement systems. He is a member of the Board of Directors of Interaudi Bank, an FDIC insured bank providing personal, commercial and asset management banking services to both U.S. and foreign clients. Mr. Lataif is also a member of the Board of Trustees of the Iacocca Foundation, a non-profit organization to fund diabetes research and a member of the advisory board of Cannon Design, an international architectural, engineering and interior design firm.
Mr. Lataif was selected to serve on our Board due to his significant executive management and automotive industry experience, as well as his leadership in operating a complex academic institution. His experience, particularly with respect to operations and consumer marketing, provides us with important insights relevant to our business. He has served on the boards of numerous public companies throughout his career and has served on and chaired several committees at those companies. His board service provides valuable perspectives on best practices at other large publicly traded companies.
Stephen D. Quinn
Mr. Quinn has served as one of our directors since May 2002. Mr. Quinn joined Goldman, Sachs & Co., a full-service global investment banking and securities firm, in August 1981 where he specialized in corporate finance. From 1990 until his retirement in 2001, Mr. Quinn served as a General Partner and Managing Director of Goldman, Sachs & Co. Mr. Quinn also serves on the Board of Directors, the Audit Committee and the Credit Committee of Zions Bancorporation.
Mr. Quinn was selected to serve as a director on our Board due to his valuable financial expertise and extensive experience with capital markets transactions. His judgment in assessing business strategies and the accompanying risks, is an invaluable resource for our business model. Mr. Quinn also has significant historical knowledge of the company as a result of his role at Goldman Sachs, underwriter for the company, during its initial public offering.

PROPOSAL 2 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
GROUP 1 AUTOMOTIVE, INC. 2007 LONG TERM INCENTIVE PLAN
General
     Our Board of Directors adopted the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan (the “Plan”), as an amendment and restatement of our 1996 Stock Incentive Plan, in March, 2007, and our stockholders approved the Plan at our 2007 annual stockholders’ meeting.
     On March 11, 2010, our Board of Directors adopted an amendment and restatement of the Plan, which included a proposed amendment to:
•	increase the number of shares of common stock available for issuance under the Plan, and the number of shares of common stock available for issuance as incentive stock options under the Plan, from 6,500,000 shares to 7,500,000 shares; and

•	increase the aggregate maximum number of shares of common stock that may be granted as restricted stock awards, phantom stock awards or bonus stock awards during the term of the Plan from 2,500,000 to 3,500,000.
     This proposed amendment of the Plan is contingent upon receiving the affirmative vote of the holders of a majority of our common stock cast with respect to the proposal. In addition, under applicable rules of the New York Stock Exchange, in order for the proposal to be approved, the total number of shares of common stock cast with respect to the proposal must represent over 50% of our common stock entitled to vote on the proposal. Abstentions will be counted as votes cast against the proposal and broker non-votes will not be counted as votes cast with respect to the proposal under applicable rules of the New York Stock Exchange. Our Board of Directors recommends voting “FOR” the proposed amendment of the Plan as described above.
Purpose of the Plan
     The Plan is designed to align our executives’ and key employees’ long-term interests with those of our stockholders by allowing these individuals the potential to develop and maintain a significant equity ownership position in the company. We believe that the Plan provides these individuals with an increased incentive to contribute to our future success and prosperity, thus enhancing the value of our company for the benefit of our stockholders. Additionally, the Plan is designed to enhance our ability to attract and retain individuals who are essential to our progress, growth and profitability. We believe that our ability to attract and retain key personnel is vitally important for the future success of our company.
Increase in Number of Shares
     The proposed amendment of the Plan would increase the number of shares of common stock available for issuance under the Plan from 6,500,000 to 7,500,000 shares. As of March 29, 2010, we had issued 5,735,222 shares of our common stock pursuant to awards under the Plan and 120,554 shares were subject to issuance pursuant to awards under the Plan. If the Plan is not amended as proposed, only 764,778 shares remain available under the Plan for future grants. We do not believe that this remaining number of shares is adequate to attract, incentivize, and retain high quality senior executive officers and other key personnel for our current operations and the principals and key personnel of our anticipated acquired operations over the next several years. Our Board of Directors believes that the Plan should be amended to increase the number of shares authorized under the Plan by 1,000,000 shares in order to meet our needs. We believe that the additional availability from this increase will be sufficient to attract new senior executive officers and to cover any other awards to our executives and key employees for the foreseeable future.
Increase in Number of Shares That May Be Granted As Restricted Stock Awards, Phantom Stock Awards and Bonus Stock Awards
     The proposed amendment of the Plan would increase the maximum aggregate number of shares of common stock that may be granted as restricted stock awards, phantom stock awards and bonus stock awards from 2,500,000 to 3,500,000. This amendment would enable us to utilize the full number of shares of common stock that would be authorized as an increase to the number of shares authorized for issuance under the Plan for awards of restricted stock, phantom stock and bonus stock, assuming the stockholders approve the proposed amendment. This use of the increased capacity for issuance of awards under the Plan is consistent with our practice, since 2004, of discontinuing the granting of options under the Plan in favor of restricted stock and phantom stock awards, typically with a five (5) year vesting period. These awards will be subject to new restrictions on exercisability and vesting which our Board of Directors recently adopted. These restrictions are summarized below.
Summary of the Plan
     The following section summarizes the material terms of the Plan. The summary is qualified in its entirety by reference to the Plan, as amended and restated by the Board of Directors effective March 11, 2010, which is set forth in Exhibit A. This amendment and restatement of the Plan included an amendment to impose minimum vesting requirements and limitations on the ability of the Board of Directors or the administrative committee for the Plan to accelerate the vesting of awards. At that time, the Plan was also amended to provide for administration of the Plan solely by a committee appointed by the Board of Directors that is comprised solely of outside directors within the meaning of Section 162(m) of the Internal Revenue Code and Rule 16b-3 under the Exchange Act. Further, the Plan was amended to clarify the circumstances in which stockholder approval of the Plan is required, consistent with applicable rules of the New York Stock Exchange. The summary of the Plan set forth below describes the Plan as so amended. These amendments, all of which had the effect of restricting the operation of the Plan and our flexibility with respect to the design of awards under the Plan, were adopted by the Board of Directors with a view towards strengthening corporate governance, within the Board of Directors’ authority under the Plan as approved by the stockholders and without need for further approval of the stockholders.
     The Plan provides for the grant of any or all of the following types of awards:
•	incentive stock options;

•	stock options that do not constitute incentive stock options (“non-statutory stock options”);

•	restricted stock;

•	performance awards;

•	phantom stock; and

•	bonus stock.
     Any stock option granted in the form of an incentive stock option must satisfy the applicable requirements of Section 422 of the Internal Revenue Code. Awards may be made to the same person on more than one occasion and may be granted singly, in combination or in tandem as determined by the Compensation Committee, which is currently comprised of Ms. Raff and Messrs. Adams, Lataif, Strange and Watson. The Compensation Committee consists solely of “Non-Employee Directors” within the meaning of Rule 16b-3 of the Exchange Act. The Compensation Committee was granted all authority to grant awards under the Plan.
     Term. Prior to the amendment and restatement of the Plan adopted by the Board of Directors on March 11, 2010, the Plan was previously amended and restated by our Board of Directors effective as of March 8, 2007. Our stockholders approved that prior amendment and restatement of the Plan, including the extension of the term of the Plan to March 8, 2017. Termination of the Plan will not affect the awards made prior to termination, but awards will not be made after termination.
     Administration. The Plan is administered by the Compensation Committee. Subject to the terms of the Plan, the Compensation Committee has sole authority and discretion to:
•	designate which employees, consultants or directors shall receive an award;

•	determine the types of awards to be granted under the Plan;

•	determine the time or times an award shall be made;

•	determine the number of shares of our common stock that may be issued under each award;

•	determine the terms and conditions of any award, subject to certain minimum exercisability and vesting requirements described below;

•	interpret, construe and administer the Plan and any agreement relating to an award made under the Plan; and

•	make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the Plan.
     Eligibility. Under the Plan, the Compensation Committee may only grant awards to persons who, at the time of grant, are our employees, employees of our subsidiaries, consultants who provide services to us or our subsidiaries and non-employee members of our Board of Directors. In light of the Compensation Committee’s discretion, the actual number of individuals who will receive an award under the Plan cannot be determined in advance.
     Shares Subject to the Plan. There are 6,500,000 shares of common stock reserved for issuance under the Plan. An additional 1,000,000 shares of our common stock have been reserved for issuance subject to approval by our stockholders. If an award granted under the Plan lapses or otherwise terminates without the delivery of shares of our common stock or of other consideration, then the shares of our common stock covered by such award will again be available for awards granted under the Plan. In addition, shares issued under the Plan and forfeited back to the Plan will again be available for the grant of an award under the Plan. Subject to stockholder approval, the maximum number of shares of our common stock that may be subject to incentive stock options is 7,500,000. The following limitations apply with respect to awards granted under the Plan:
•	the maximum number of shares of our common stock that may be subject to awards denominated in shares of common stock granted to any one individual during any calendar year may not exceed 500,000 shares;

•	the aggregate maximum number of shares of common stock that may be granted as restricted stock awards, phantom stock awards or bonus stock awards during the term of the Plan may not exceed 2,500,000 shares of our common stock or, if the proposed amendment to the Plan is approved by our stockholders, 3,500,000 shares of our common stock; and

•	the maximum amount of compensation that may be paid under all performance awards denominated in cash (including the fair market value of any shares of common stock paid in satisfaction of such performance awards) granted to any one individual during any calendar year may not exceed $7,500,000 and any payment due with respect to a performance award must be paid no later than 10 years after the date of the grant of the award.
     The limitations with respect to any individual that are described in the first and third bullets of the preceding sentence must be applied in a manner that will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. For purposes of this provision and the limitation with respect to the exercise price at which options and stock appreciation rights may be granted under the Plan, fair market value means, as of any specified date, the mean of the high and low sales prices of our common stock reported on the NYSE on that date, or, if there have been no sales so reported on that date, on the last preceding date on which a sale was reported.
     Any shares of our common stock delivered pursuant to an award may consist, in whole or in part, of authorized and unissued shares or (where permitted by applicable law) previously issued shares of our common stock reacquired by us. The number of shares authorized to be issued under the Plan and the maximum number of shares that may be awarded to any one individual during any calendar year are subject to adjustment upon a reorganization, stock split, recapitalization or other change in our capital structure.
     Awards granted under the Plan (other than incentive stock options, which are subject to special rules described below) may not be transferred other than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order or (iii) with the consent of the Compensation Committee. However, the Compensation Committee may not approve the transfer of any award granted under the Plan if the holder of the award is to receive any consideration in connection with the transfer.
     Minimum Exercisability or Vesting Requirements. Awards granted to employees or consultants that vest based solely upon continued employment or service (i.e., awards with time-based vesting) may not be exercisable in full, and any applicable vesting conditions may not be released, in less than three years from the date of grant (but pro-rata exercisability and release of any applicable vesting conditions may be permitted over such time). However, if an award is granted with conditions that relate to both time and performance measures, the award may vest upon the earlier satisfaction of the performance measures. Awards granted to employees or consultants that have a condition to exercise or vesting based on the achievement of performance measures must have a minimum waiting period for exercise or vesting of one year from the date of grant. Awards granted to non-employee directors under our non-employee director compensation program are not subject to the minimum exercise or vesting requirements described in this paragraph, and may vest in full within six months from the date of grant. However, discretionary awards to non-employee directors are subject to the minimum exercisability and vesting requirements described in this paragraph. The minimum exercisability and vesting requirements described in this paragraph do not apply to (i) grants to new hires in lieu of cash compensation to replace forfeited awards from a prior employer, (ii) acceleration of exercisability or vesting upon the death, disability or retirement of the participant, (iii) acceleration of exercisability or vesting upon our change in control or Corporate Change (as defined below), and (iv) grants of awards made in payment of other earned cash-based incentive compensation. In addition, the Compensation Committee may exercise discretion to grant an award that does not contain the minimum exercisability or vesting requirements described in this paragraph so long as the aggregate maximum number of shares of common stock that may be subject to such awards does not exceed 10% of the aggregate maximum number of shares of common stock that may be issued under the Plan.
     Stock Options. The Plan provides for two types of options: incentive stock options and non-statutory stock options. The Compensation Committee is authorized to grant options to eligible participants (which in the case of incentive stock options are only individuals who are employed by us or one of our subsidiaries at the time of grant) subject to the terms and conditions set forth below:
     The purchase price per share of our common stock will be determined by the Compensation Committee. However, the purchase price per share of our common stock will not be less than the fair market value of a share of our common stock on the date of the grant of such option regardless of whether such option is an incentive stock option or a non-statutory stock option. Further, the purchase price of any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of our stock or of any of our subsidiaries within the meaning of Section 422(b)(6) of the Internal Revenue Code must be at least 110% of the fair market value of a share of our common stock at the time such option is granted. The purchase price or portion thereof shall be paid in full in the manner prescribed by the Compensation Committee.
     The Compensation Committee determines the term of each option; provided, however, that any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of our stock or of any of our subsidiaries within the meaning of Section 422(b)(6) of the Internal Revenue Code must not be exercisable after the expiration of five years from the date of grant. The Compensation Committee also determines the time at which an option may be exercised in whole or in part (subject to the restrictions on exercisability described above), and the method by which (and the form, including cash or shares of our common stock or any combination thereof having a fair market value on the exercise date equal to the relevant exercise price, in which) payment of the exercise price with respect thereto may be made or deemed to have been made.
     Each incentive stock option is not transferable other than by will or the laws of descent and distribution and is exercisable during the holder’s lifetime only by the holder or the holder’s guardian or legal representative. Each non-statutory stock option will not be transferable other than
•	by will or the laws of descent and distribution;

•	pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act of 1974, as amended; or

•	with the consent of the Compensation Committee.
     Option awards may include the right to surrender the optioned shares in exchange for a payment in the amount of the fair market value of the shares for which the option is surrendered over the exercise price for such shares (a “stock appreciation right”). Stock appreciation rights granted in connection with incentive stock options are exercisable only when the fair market value of the common stock exceeds the exercise price therefore specified under the option. The term of each stock appreciation right may not exceed 10 years from the date of grant. Option agreements may contain such other terms as determined by the Compensation Committee. Subject to the consent of the employee, consultant or director who has been granted the option, the Compensation Committee is authorized to amend outstanding option agreements from time to time in any manner not inconsistent with the terms of the Plan, including acceleration of the time at which the option, or a portion thereof, may be exercised, subject to the restrictions on exercisability described above.
     Except in connection with adjustments for certain subdivisions or consolidations of our common stock or the payment of a stock dividend as described below, without shareholder approval, the Compensation Committee cannot amend an option agreement to decrease the exercise price of the option or stock appreciation rights granted in connection with the option (or cancel an option agreement and replace it with one having a lower exercise price for options or stock appreciation rights granted under the agreement).
     Restricted Stock Awards. The Compensation Committee is authorized to grant restricted stock awards to eligible individuals. Pursuant to a restricted stock award, shares of our common stock will be issued or delivered to the holder without any cash payment to us, except to the extent otherwise provided by the Compensation Committee or required by law; provided, however, that the shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit the shares to us as may be determined in the discretion of the Compensation Committee. Subject to the minimum vesting requirements described above, the restrictions on disposition and the forfeiture restrictions may lapse based upon
•	our attainment of specific performance targets established by the Compensation Committee that are based on (a) the price of a share of our common stock, (b) our earnings per share, (c) our market share, (d) the market share of one of our business units designated by the Compensation Committee, (e) our sales, (f) the sales of one of our business units designated by the Compensation Committee, (g) our or any of our business units’ profit margins, as designated by the Compensation Committee, (h) our or any of our business units’ net income (before or after taxes) or any component of the net income calculation (such as sales, general and administrative expenses), (i) our or any of our business units’ cash flow or return on investment, as designated by the Compensation Committee, (j) our or any of our business units’ earnings before or after interest, taxes, depreciation, and/or amortization, as designated by the Compensation Committee, (k) the economic value added, (l) our return on capital, assets or stockholders’ equity, or (m) our total stockholders’ return;

•	the holder’s continued employment with us or continued service as a consultant or director for a specified time;

•	the occurrence of any event or the satisfaction of any other condition specified by the Compensation Committee; or

•	a combination of these factors.
     The performance measures may be absolute, relative to one or more other companies or relative to one or more indexes, and may be contingent upon our future performance or that of any of our affiliates, business units, divisions or departments. The Compensation Committee is authorized under the Plan to adjust performance measures for significant extraordinary items or events.
     We retain custody of the shares of our common stock issued pursuant to a restricted stock award until the disposition and forfeiture restrictions lapse. The holder may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares until the expiration of the restriction period. However, upon the issuance to the holder of shares of our common stock pursuant to a restricted stock award, except for the foregoing restrictions, the holder will have all the rights of one of our stockholders with respect to the shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares. Subject to the minimum vesting requirements described above, restricted stock award agreements may contain such other terms as determined by the Compensation Committee.

     Performance Awards. The Compensation Committee may, in its sole discretion, grant performance awards under the Plan that may be paid in cash, shares of common stock, or a combination thereof as determined by the Compensation Committee. At the time of the grant, the Compensation Committee will establish the maximum number of shares of common stock subject to, or the maximum value of, each performance award and, subject to the minimum vesting requirements described above, the performance period over which the performance applicable to the award will be measured. A performance award will terminate if the recipient’s employment or service as a consultant to or director for us and our affiliates terminates during the applicable performance period, except as otherwise determined by the Compensation Committee, subject to the minimum vesting requirements described above.
     The receipt of cash or shares of common stock pursuant to a performance award will be contingent upon satisfaction by us, or any of our affiliates, business units, divisions or departments, of performance targets established by the Compensation Committee. The performance measures to which the Compensation Committee may subject a performance award are the same as those available with respect to the grant of restricted stock awards, and are subject to the same adjustment as applies with respect to restricted stock awards. Following the end of the performance period, the Compensation Committee will determine and certify in writing the amount payable to the holder of the performance award, not to exceed the maximum number of shares of common stock subject to, or the maximum value of, the performance award, based on the achievement of the performance measures for such performance period. Payment may be made in cash, shares of our common stock or a combination thereof, as determined by the Compensation Committee. The payment may be made in a lump sum or in installments as prescribed by the Compensation Committee. If a performance award covering shares of common stock is to be paid in cash, then the payment will be based on the fair market value of such stock on the payment date or such other date as may be specified by the Compensation Committee. Performance award agreements may contain such other terms as determined by the Compensation Committee, subject to the minimum vesting requirements described above.
     Phantom Stock Awards. The Compensation Committee is authorized to grant phantom stock awards under the Plan. These are awards of rights to receive shares of our common stock (or the fair market value thereof), or rights to receive amounts equal to share appreciation over a specific period of time. These awards vest over a period of time established by the Compensation Committee, without satisfaction of any performance criteria or objectives. The Compensation Committee may, in its discretion, require payment or other conditions of the recipient of a phantom stock award. A phantom stock award may include a stock appreciation right that is granted independently of a stock option. A phantom stock award will terminate if the recipient’s employment or service as a consultant to or director for us and our affiliates terminates during the applicable vesting period, except as otherwise determined by the Compensation Committee, subject to the minimum vesting requirements described above. Payment of a phantom stock award may be made in cash, shares of our common stock, or a combination thereof. Payment may be made in a lump sum or in installments as prescribed by the Compensation Committee. Any payment to be made in cash will be based on the fair market value of our common stock on the payment date or such other date as may be specified by the Compensation Committee. Cash dividend equivalents may be paid during or after the vesting period, as determined by the Compensation Committee. Phantom stock award agreements may contain other terms consistent with the Plan as determined by the Compensation Committee.
     Bonus Stock Awards. The Compensation Committee is authorized to grant bonus stock awards under the Plan. Bonus stock awards are unrestricted shares of our common stock that are subject to such terms and conditions as the Compensation Committee may determine and they need not be subject to performance criteria or objectives or forfeiture except for the minimum vesting conditions described above. The Compensation Committee determines the purchase price, if any, for awards of bonus stock.
     Adjustments. The Plan provides that if we affect a subdivision or consolidation, or a payment of a stock dividend without receipt of consideration, on the shares of our common stock subject to an award, the number of shares subject to the award, and the purchase price thereunder (if applicable) are proportionately adjusted. If we recapitalize, reclassify or otherwise change our capital structure, outstanding awards will be adjusted so that the award will thereafter cover the number and class of shares to which the holder would have been entitled if he or she had been the holder of record of the shares covered by such award immediately prior to the recapitalization, reclassification or other change in our capital structure. Further, the aggregate number of shares available under the Plan may also be appropriately adjusted by the Compensation Committee.

     Corporate Change. The Plan provides that, upon a Corporate Change (as defined below), the Compensation Committee may accelerate the vesting and exercise date of options and stock appreciation rights, cancel options and stock appreciation rights and make payments in respect thereof in cash, adjust the outstanding options and stock appreciation rights as appropriate to reflect the Corporate Change, or provide that each option and stock appreciation right is exercisable for the number and class of securities or property that the optionee would have been entitled to had the option or stock appreciation right already been exercised. Upon the occurrence of a Corporate Change, the Compensation Committee may fully vest any restricted stock awards then outstanding and, upon such vesting, all restrictions applicable to the restricted stock will terminate. Further, if the Corporate Change constitutes a change in the ownership or effective control of us or of a substantial portion of our assets, within the meaning of Section 409A of the Internal Revenue Code, the Committee may require the mandatory surrender of phantom stock awards upon payment of the maximum value of such awards to their holders. The Plan provides that a Corporate Change occurs if:
•	we are dissolved and liquidated;

•	if we are not the surviving entity in any merger or consolidation (or we survive only as a subsidiary of an entity);

•	if we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets;

•	any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of our voting stock; or

•	after a contested election of directors, the persons who were directors before such election cease to constitute a majority of our Board of Directors.
     Amendment. Our Board of Directors in its discretion may terminate the Plan at any time with respect to any shares for which an award has not theretofore been made. Our Board of Directors has the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any award theretofore made may be made which would impair the rights of the recipient of the award without the consent of such recipient and provided, further, that our Board of Directors may not, without approval of our stockholders, amend the Plan to increase the maximum aggregate number of shares of our common stock that may be issued under the Plan or the benefits otherwise accrued to participants under the Plan, increase the maximum number of shares of common stock that may be issued under the Plan through incentive stock options or change the class of individuals eligible to receive awards under the Plan. Further, to the extent stockholder approval of an amendment to the Plan is necessary to satisfy the requirements of Rule 16b-3 or any securities exchange listing requirements of the New York Stock Exchange or other securities exchange on which the common stock is then listed, no amendment will be effective unless and until so approved by our stockholders.
     United Kingdom Appendix. The appendix to the Plan provides that awards to persons in the United Kingdom may only be made to employees and executive directors of us and our affiliates and not to consultants or non-executive directors in the United Kingdom. The appendix also provides that we or the United Kingdom participant’s employing company may make appropriate withholdings for applicable taxes and National Insurance (social security) in connection with any grant, exercise or cancellation of an award under the Plan. Further, we or the employing company may require a participant to bear the cost of any National Insurance contributions for which we or the employing company may be liable as a consequence of the grant, exercise, release or assignment of any award under the Plan. The appendix applies only with respect to awards granted to persons in the United Kingdom and it incorporates all provisions of the Plan except as modified in the Appendix.
United States Federal Income Tax Aspects of the Plan
     Non-Statutory Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the optionee upon the grant of a non-statutory stock option such as those under the Plan (whether or not including a stock appreciation right) and we are not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-statutory stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for the shares. In the case of the exercise of a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the optionee. Upon the exercise of a non-statutory stock option or stock appreciation right, and subject to the application of Section 162(m) of the Internal Revenue Code as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the optionee assuming any federal income tax reporting requirements are satisfied. Upon a subsequent disposition of the shares received upon exercise of a non-statutory stock option, any appreciation after the date of exercise should qualify as capital gain. If the shares received upon the exercise of an option are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. Any restrictions imposed on officers, directors and 10% stockholders by Section 16(b) of the Exchange Act is a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a non-statutory stock option or stock appreciation right.
     Incentive Stock Options. The incentive stock options under the Plan are intended to constitute “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option if the optionee does not dispose of shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the “holding period”). In such event, we would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price must be included in the optionee’s alternative minimum taxable income. However, if the optionee exercises an incentive stock option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.
     Upon disposition of the shares received upon exercise of an incentive stock option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Internal Revenue Code as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price. Any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.
     Restricted Stock. An employee who has been granted restricted stock under the Plan will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon expiration of the forfeiture restrictions (i.e., as shares become vested), the holder will realize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares, and, subject to the application of Section 162(m) of the Internal Revenue Code as discussed below, we will be entitled to a corresponding deduction. Dividends paid to the holder during the period that the forfeiture restrictions apply will also be compensation to the employee and deductible as such by us. Notwithstanding the foregoing, the recipient of restricted stock may elect to be taxed at the time of grant of the restricted stock based upon the fair market value of the shares on the date of the award, in which case
•	subject to Section 162(m) of the Internal Revenue Code, we will be entitled to a deduction at the same time and in the same amount;

•	dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by us; and

•	there will be no further federal income tax consequences when the forfeiture restrictions lapse.
     Performance Awards and Phantom Stock Awards. An individual who has been granted a performance award or a phantom stock award generally will not realize taxable income at the time of grant and we will not be entitled to a deduction at that time. Whether a performance award or phantom stock award is paid in cash or shares of our common stock, the individual will have taxable compensation and, subject to the application of Section 162(m) of the Internal Revenue Code as discussed below, we will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of our common stock either at the time the performance award or the phantom stock award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a performance award or a phantom stock award prior to the actual issuance of shares under the award will be compensation income to the employee and, subject to the application of Section 162(m) of the Internal Revenue Code as discussed below, deductible as such by us.
     Bonus Stock Awards. An individual who has been granted a bonus stock award will realize taxable income at the time of the grant and, subject to Section 162(m) of the Internal Revenue Code, we will be entitled to a deduction at that time. Assuming there are no forfeiture or transfer restrictions and that no payment is required in respect of such awards, the amount of the taxable income and our deduction (subject to Section 162(m)) will be equal to the fair market value of our common stock subject to the award on the date of the grant.
     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its three other highest-paid officers (other than the principal financial officer). However, compensation that qualifies under Section 162(m) of the Internal Revenue Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Internal Revenue Code and the regulations thereunder, our ability to deduct compensation income generated in connection with the exercise of stock options and stock appreciation rights granted under the Plan that have an exercise price equal to or greater than the fair market value of the shares on the date of grant should not be limited by Section 162(m) of the Internal Revenue Code. However, Section 162(m) of the Internal Revenue Code could limit our deduction with respect to compensation income generated in connection with the exercise of an option that had an exercise price less than the fair market value of the shares on the date of grant that was previously granted under the terms of our 1996 Stock Incentive Plan. (Since its amendment and restatement in 2007, the Plan does not permit the granting of options or stock appreciation rights with exercise prices lower than the fair market value of our common stock on the date of grant, although our 1996 Stock Incentive Plan, which was amended and restated in 2007 as the Plan, did not contain such limitation.) Further, we believe that compensation income generated in connection with performance awards granted by the Compensation Committee under the Plan should not be limited by Section 162(m) of the Internal Revenue Code. The Plan has been designed to provide flexibility with respect to whether restricted stock awards will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and, therefore, be exempt from the deduction limit. Assuming no election is made under Section 83(b) of the Internal Revenue Code, if the forfeiture restrictions relating to a restricted stock award are based solely upon the satisfaction of one of the performance criteria set forth in the Plan, then we believe that the compensation expense relating to such an award will be deductible by us if the restricted stock becomes vested. However, compensation expense deductions relating to restricted stock awards or performance awards will be subject to the Section 162(m) deduction limitation if the restricted stock becomes vested based upon any other criteria set forth in such award (such as the occurrence of a change of control or vesting based upon continued service with us). Compensation income generated in connection with phantom stock awards and bonus stock awards will be subject to the Section 162(m) deduction limitation.
     The Plan is not qualified under Section 401(a) of the Internal Revenue Code.
     The comments set forth in the above paragraphs are only a summary of certain of the United States federal income tax consequences relating to the Plan. No consideration has been given to the effects of state, local, or other tax laws on the Plan or to individual award recipients.
Inapplicability of ERISA
     Based upon current law and published interpretations, we do not believe the Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

New Plan Benefits
     The specific individuals who will be granted awards under the Plan and the type and amount of any such awards will be based on the discretion of the Compensation Committee, subject to annual limits on the maximum awards that may be awarded to any individual as described above. Accordingly, future awards to be received by or allocated to particular individuals under the Plan are not presently determinable.
OUR BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” APPROVAL OF THE AMENDMENT OF THE PLAN.
PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our stockholders are being asked to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires to do so. It is also expected that such representative will be available to respond to appropriate questions from stockholders.
     The ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires our receiving the affirmative vote of the holders of a majority of our common stock cast with respect to the proposal. Although ratification is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

STOCK OWNERSHIP INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
     Our executive officers, directors and any person who owns more than 10% of our common stock are required by Section 16(a) of the Exchange Act to file reports regarding their ownership of our stock. To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations from these individuals that no other reports were required, during the year ended December 31, 2009, all filing requirements were met.
Security Ownership of Management and Certain Beneficial Owners
     The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors, our Named Executive Officers, our current directors and executive officers as a group, and any stockholders with over 5% of our common stock. Except as otherwise indicated, all information is as of March 29, 2010.

				Percent
	Aggregate Number		Acquirable within	of Class
Name and Address of Beneficial Owner(1)	of Shares Owned(2)		60 Days(3)	Outstanding(4)
Earl J. Hesterberg	451,158		—	1.84%
John C. Rickel	182,294		—	*
Darryl M. Burman	72,050		—	*
Mark J. Iuppenlatz	18,500		—	*
J. Brooks O’Hara	52,795		3,900	*
John L. Adams	96,627		—	*
Louis E. Lataif	30,540		—	*
Stephen D. Quinn	27,064		10,000	*
Beryl Raff	16,960		—	*
J. Terry Strange	30,540		10,000	*
Max P. Watson, Jr.	33,633		16,000	*
All directors and executive officers as a group (11 persons)	1,012,161		39,900	4.29%

FMR LLC 82 Devonshire Street Boston, MA 02109	2,752,850	(5)	—	11.23%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,049,288	(6)	—	8.36%

Dimensional Fund Advisors LP. Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,767,994	(7)	—	7.21%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,613,078	(8)	—	6.58%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	1,408,509	(9)	—	5.75%

*	Represents less than 1% of the outstanding common stock

(1)	Except as otherwise indicated, the mailing address of each person or entity named in the table is Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024.

(2)	Reflects the number of shares beneficially held by the named person as of March 29, 2010 with the exception of the amounts reported in filings on Schedule 13G, which amounts are based on holdings as of December 31, 2009, or as otherwise disclosed in such filings.

(3)	Reflects the number of shares that could be purchased upon the exercise of options held by the named person as of March 29, 2010, or within 60 days after March 29, 2010, under our stock option plan.

(4)	Based on total shares outstanding of 24,508,911at March 29, 2010. Based on the number of shares owned and acquirable within 60 days at March 29, 2010, with the exception of the amounts reported in filings on Schedule 13G, which amounts are based on holdings as of December 31, 2009, or as otherwise disclosed in such filings.

(5)	As reported on Amendment No. 3 to Schedule 13G dated as of December 31, 2009 and filed with the SEC on February 16, 2010, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC (“FMR”) and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,620,115 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund (“FLPSF”), amounted to 1,440,000 shares. FLPSF is located at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR, through their control of Fidelity and the funds, each has sole disposition power over 2,620,115 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 118,965 shares. Edward C. Johnson 3d and FMR LLC, through their control of PGALLC, each has sole dispositive power over 118,965 shares and sole power to vote or to direct the voting of 118,965 shares of Common Stock owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 13,770 shares. Edward C. Johnson 3d and FMR LLC, through their control of PGATC, each has sole dispositive power over 13,770 shares and sole power to vote or to direct the voting of 13,770 shares of Common Stock owned by the institutional accounts advised by PGATC.

(6)	As reported on a Schedule 13G as of December 31, 2009 and filed with the SEC on January 29, 2010. On December 1, 2009, BlackRock, Inc. (“BlackRock”) completed its acquisition of Barclays Global Investors, NA and certain of its affiliates (Barclays Global Investors, NA and such affiliates are collectively referred to as the “BGI Entities”). As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. BlackRock, a parent holding company or control person, has sole voting and dispositive power with respect to such shares.

(7)	As reported on Amendment No. 5 to Schedule 13G dated as of December 31, 2009 and filed with the SEC on February 8, 2010. Dimensional Fund Advisors LP (“Dimensional”) furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. All securities reported are owned by advisory clients of Dimensional, not one of which, to the knowledge of Dimensional, owns more than 5% of the class. In its role as investment advisor or manager, Dimensional has sole voting power as to 1,721,394 shares and sole dispositive power as to 1,767,994 shares. Dimensional disclaims beneficial ownership of all such shares..

(8)	As reported on Amendment No. 1 to Schedule 13G dated as of December 31, 2009 and filed with the SEC on February 11, 2010. In its role as investment advisor, T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power as to 184,637 shares and sole dispositive power as to 1,613,078 shares. Of the 184,637 shares subject to Price Associates’ sole voting power, Price Associates is deemed to beneficially own 42,300 shares directly and 142,337 shares that are subject to warrants and conversion privileges. Of the 1,613,078 shares subject to Price Associates’ sole dispositive power, Price Associates is deemed to beneficially own 439,500 shares directly and 1,173,578 shares that are subject to warrants and conversion privileges.

(9)	As reported on Amendment No. 1 to Schedule 13G dated as of December 31, 2009 and filed with the SEC on January 27, 2010 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC, a subsidiary of FRI. Shares are beneficially owned by one or more open or closed-end investment company or other managed accounts and is advised by direct and indirect investment advisory subsidiaries of FRI. Franklin Advisory Services, LLC has sole voting power of 1,357,809 shares and sole dispositive power of 1,408,509 shares. Charles B. Johnson and Rupert H. Johnson, Jr. are principal owners of FRI, holding more than 10% of the common stock of FRI, and they, along with FRI and each of FRI’s advisory subsidiaries, disclaim any economic interest or beneficial ownership in any of the shares. The address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, NJ 07024.

EQUITY COMPENSATION PLAN INFORMATION
          The following table sets forth certain information regarding our equity compensation plans as of December 31, 2009.

Number of securities
remaining available for
future issuance under
	Number of securities to be		equity compensation
	issued upon exercise of	Weighted-average exercise	plans (excluding
	outstanding options,	price of outstanding options,	securities reflected in
	warrants and rights	warrants and rights	Column (A))
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by security holders	122,894	$29.61	1,907,018	*

Equity compensation plans not approved by security holders	—	—	—

Total	122,894	$29.61	1,907,018

*	Includes 1,082,301 shares available under the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan.

EXECUTIVE OFFICERS
     Except as described under the heading “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards” below, our executive officers serve at the discretion of our Board of Directors. The following table sets forth certain information as of the date of this proxy statement regarding our Named Executive Officers:

Name	Age	Position
Earl J. Hesterberg	56	President and Chief Executive Officer
John C. Rickel	48	Senior Vice President and Chief Financial Officer
Darryl M. Burman	51	Vice President, General Counsel & Corporate Secretary
Mark J. Iuppenlatz	50	Vice President, Corporate Development
J. Brooks O’Hara	54	Vice President, Human Resources
Mr. Hesterberg’s biographical information may be found on page 18 of this proxy statement.
John C. Rickel
Mr. Rickel was appointed Senior Vice President and Chief Financial Officer in December 2005. From 1984 until joining Group 1, Mr. Rickel held a number of executive and managerial positions of increasing responsibility with Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts. He most recently served as Controller, Ford Americas, where he was responsible for the financial management of Ford’s western hemisphere automotive operations. Immediately prior to that, he was Chief Financial Officer of Ford Europe, where he oversaw all accounting, financial planning, information services, tax and investor relations activities. From 2002 to 2004, Mr. Rickel was Chairman of the Board of Directors of Ford Russia, and a member of the Board of Directors and the Audit Committee of Ford Otosan, a publicly traded automotive company located in Turkey and owned 41% by Ford.
Mark J. Iuppenlatz
Mr. Iuppenlatz was appointed Vice President, Corporate Development in January 2010. From 2007 until joining Group 1, Mr. Iuppenlatz served as managing partner of Animas Valley Land & Water Co., a diversified real estate development and management group based in Farmington, New Mexico, and as managing partner of Tierra Vista Partners, a land development group operating in Durango, Colorado. From 1997 until July 2007, Mr. Iuppenlatz served as Executive Vice President of Corporate Development for Sonic Automotive, Inc., one of the largest automotive retailers in the United States. While at Sonic, Mr. Iuppenlatz was responsible for all corporate development related activity, as well as real estate, construction and manufacturer relations. Prior to joining Sonic, Mr. Iuppenlatz was Chief Operating Officer of a private real estate investment trust which specialized in automotive related real estate and was active in the real estate development field.
Darryl M. Burman
Mr. Burman has served as Vice President, General Counsel & Corporate Secretary since December 2006. From September 2005 to December 2006, Mr. Burman was a partner and head of the corporate and securities practice in the Houston office of Epstein Becker Green Wickliff & Hall, P.C. From September 1995 until September 2005, Mr. Burman served as the head of the corporate and securities practice of Fant & Burman, L.L.P. in Houston, Texas. Mr. Burman currently serves as a Director of the Texas General Counsel Forum—Houston Chapter. Mr. Burman is also a committee member of the National Automotive Dealer Association.

J. Brooks O’Hara
Mr. O’Hara has served as Vice President, Human Resources since February 2000. From 1997 until joining Group 1, Mr. O’Hara was Corporate Manager of Organizational Development at Valero Energy Corporation, an integrated refining and marketing company. Prior to joining Valero, Mr. O’Hara served for a number of years as Vice President of Administration and Human Resources at Gulf States Toyota, an independent national distributor of new Toyota vehicles, parts and accessories. Mr. O’Hara is a Senior Professional in Human Resources (SPHR).
COMPENSATION DISCUSSION AND ANALYSIS
Overview of Our Executive Compensation Program
     This Compensation Discussion and Analysis (“CD&A”) reviews the compensation policies and decisions of the Compensation Committee (the “Committee”) with respect to the following individuals, who are referred to throughout this proxy statement as our “Named Executive Officers:”
•	Earl J. Hesterberg — President and Chief Executive Officer;

•	John C. Rickel — Senior Vice President and Chief Financial Officer;

•	Mark J. Iuppenlatz — Vice President, Corporate Development (who was hired as Vice President, Corporate Development effective January 1, 2010);

•	Darryl M. Burman — Vice President, General Counsel & Corporate Secretary; and

•	J. Brooks O’Hara — Vice President, Human Resources.
     In 2009, the continuing deep recession, which had impacted all business segments globally, was especially acute in automotive retailing. Beyond a loss of new vehicle revenues in the 20-25% range due to high unemployment, low consumer confidence and tight credit availability, we also experienced the bankruptcy of two major automotive manufacturers and the closure of over 1,400 new car dealerships in the United States. Against this backdrop, we were tasked with continuing to maintain the appropriate cost structure while still maintaining a high degree of confidence in the long-term prospects for our business.
     Despite these challenges in 2009, we continued to build on one of our key strengths — the considerable talent of our people to: (i) sell new and used vehicles, (ii) arrange related financing, vehicle service and insurance contracts, (iii) provide maintenance and repair services, and (iv) sell replacement parts via an expanding network of franchised dealerships located in growing regions of the United States and in the United Kingdom, as well as acquire new dealerships in existing or new markets that provide acceptable return of investment. Our management team collectively has an average of over 30 years per person of automotive and other related experience. We believe that our experienced and well-regarded management team has been and continues to be critical to the company’s successful implementation of business strategies that will lead to the ultimate preservation and growth of stockholder value. Accordingly, our executive compensation program is designed to motivate and retain members of our management team, to attract qualified executives, as needed, and to execute our business strategy. Just as important as our retention objective, we attempt to align the compensation of our executive officers with the attainment of business goals that are designed to increase stockholder value. To achieve these objectives, our compensation program is made up of three key elements: (a) base salary, which is intended to recognize an individual’s regular commitment to his or her job and to provide a stable source of competitive income; (b) short-term incentive compensation earned annually through the successful accomplishment of both financial and business objectives; and (c) long-term incentive compensation in the form of equity-based rewards, consisting of both performance and restricted stock awards to align the interests of our executives with those of our stockholders.
Overview of 2009 Compensation and Corporate Governance Actions
     As part of our continued response to macroeconomic conditions, we have relied on the hard work of and sacrifices made by our associates, which allowed us to manage through this severe economic downturn. Through wage cuts for our senior management team and certain other employees and fee reductions for our Board of Directors, alterations to pay plans, headcount reductions and the elimination or suspension of benefit programs, we were able to meet our compensation and benefits savings objectives of $65 million in 2009 and to more appropriately align our costs with operational results.
     In addition, the Committee has continued to review best practices in governance and executive compensation and has revised several of Group 1’s practices to:
•	Modify the employment agreements of Messrs. Rickel and Burman to effect the following changes, which were effective upon renewal of their respective agreements:
o	Eliminated tax gross ups in connection with involuntary termination events;

o	Modified the change of control definition to eliminate a change in the Board composition as a triggering event, and

o	Reduced the length of their respective employment terms from three to two years.
•	Adopt a stock ownership policy that requires all of our Named Executive Officers to hold a significant number of shares, which range from four to one times their base salary and requires each of our directors to hold 10,000 shares of stock, in each case to be achieved over a five-year period.

•	Adopt a policy that allows us to recapture and cancel incentive payments paid to an executive upon the occurrence of certain material restatements to the company’s financial statements.
     We believe that these changes made in 2009 are appropriate refinements and will afford greater protections to our stockholders and are more closely aligned with the recommendations of independent governance analysis and proxy voting firms. Detailed discussion of the above described actions is contained in the remainder of this Compensation Discussion and Analysis.
Role of the Compensation Committee, its Consultant and Management
     Our Board of Directors has entrusted the Committee with overall responsibility for establishing, implementing and monitoring our executive compensation program. Our Chief Executive Officer and Vice President of Human Resources also play an important role in the executive compensation process, in overseeing the performance and dynamics of the executive team and generally keeping the Committee informed. All final decisions regarding our Named Executive Officers’ compensation remain with the Committee, except in the case of our Chief Executive Officer where the Committee will make recommendations to the Board considering his compensation. Company management has no involvement with the compensation decisions with respect to our Chief Executive Officer.
     The Committee has historically engaged Pearl Meyer & Partners, an executive compensation firm, to serve as its compensation consultant and to advise on executive compensation matters. However, beginning in late 2008 and through 2009, in order to reduce costs and in light of our salary reductions and other changes in our compensation program, we suspended any formal competitive compensation analyses for the Named Executive Officers. During that time, Pearl Meyer reviewed compensation data and other trends on an “as needed” basis. In addition, Pearl Meyer has been actively advising the Committee with regard to the renewal of our CEO’s employment agreement which expires in 2010.

Objectives of Our Executive Compensation Program
     Compensation Philosophy
     The Committee believes that the most effective executive compensation program is one designed to recruit, retain and motivate talented leadership and reward those individuals upon the achievement of their personal and departmental objectives as well as upon our company’s achievement of specific annual, long-term and strategic goals. The Compensation Committee evaluates both market competitiveness and individual and company performance to ensure that we maintain our ability to attract, retain and motivate superior employees in key positions and that overall compensation remains competitive relative to compensation paid by our peer companies. We believe that by maintaining competitive compensation and rewarding for performance we will be able to support our overall business objectives and provide our stockholders with a superior rate of return over time.
     Our strategic business focus during the fiscal year ended December 31, 2009 consisted of the following objectives, taking into account the difficulties associated with the global economic downturn:
•	focusing on same store sales performance, particularly parts and service;

•	continuing to consolidate key operating processes and systems to improve efficiencies and reduce expenses;

•	implementing major cost reduction measures to align operations with the anticipated level of business activity; and

•	taking measures to strengthen our balance sheet and abide by important loan covenants.
     Our Named Executive Officers’ individual or departmental goals for the fiscal year ended December 31, 2009 generally consisted of the following objectives, which provide support for our business objectives:
•	maintain and improve cash flow and earnings;

•	responding to the challenges posed by the recession so that the company is well positioned to compete in this demanding climate;

•	accelerating the redeployment of capital management resources away from underperforming dealerships to business operations with better return potential; and

•	driving the capital allocation process, which balances the mix between investments in sustainable growth and investments that maximize return to stockholders.
     Market Analysis
     We did not conduct any market based analysis of our executive compensation program in 2009. Historically, our market analysis process has involved the comparison of long-term, short-term and total compensation with a selected group of peer companies (“Peer Companies”). We have generally compared compensation data at the 25th, 50th and 75th percentiles of the market and engaged Pearl Meyer to review our analysis.
     While we do not think it is appropriate to establish compensation based solely on benchmarking, we believe that this practice is useful for two reasons. First, our compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to our stockholders. Second, benchmarking allows us to assess the reasonableness of our compensation practices. This process allows us to achieve one of our primary objectives of maintaining competitive compensation to ensure retention when justified and rewarding the achievement of company objectives so as to align with stockholder interest.
     In 2008, our group of Peer Companies included all of the publicly-traded automotive consolidators and specialty retailers associated with automotive sales parts and service against whom we compete for executive talent. This list of Peer Companies is periodically reviewed and updated by the Committee. Our 2008 Peer Companies were:

•	Advance Auto Parts, Inc.

•	Asbury Automotive Group, Inc.

•	AutoNation, Inc.

•	AutoZone, Inc.

•	CarMax, Inc.

•	Lithia Motors, Inc.

•	O’Reilly Automotive, Inc.

•	Penske Automotive Group, Inc.

•	The Pep Boys — Manny, Moe & Jack

•	Rush Enterprises, Inc.

•	Sonic Automotive, Inc.
     When evaluating the compensation data and making compensation decisions, the Committee has taken into consideration the variance in revenue size among the entities comprising our Peer Companies. Additionally, the Committee has considered other differences between us and our Peer Companies such as corporate structure, tenure of officers, variance in scope of duties for each officer and other factors when calculating a benchmarking value. This value is used as the basis of comparison of compensation provided by us and our Peer Companies. However, any application of benchmarking data is tempered by our basic staffing philosophy, which is to remain as lean as practical. This guiding principle results in certain of our executive officers having a broad range of job responsibilities, which, at certain of our Peer Companies, may be divided among multiple executive officers. The Committee’s use of benchmarking for specific compensation components is described in more detail below.
Tally Sheets
     In 2009, in lieu of a market analysis, compensation tally sheets for the Named Executive Officers were prepared by our Compensation Manager and reviewed by the Compensation Committee. Information from these tally sheets was considered by the Compensation Committee in making compensation decisions for the Named Executive Officers, as well as guiding the design of cash and non-cash compensation and benefit programs. The Compensation Committee specifically used tally sheets in the following contexts for each Named Executive Officer:
•	To determine the value of historical compensation paid;

•	To determine the value of restricted stock units and performance-based restricted shares forfeited in the event of a voluntary termination when making decisions regarding grants to encourage retention;

•	To understand total compensation potentially payable to the Named Executive Officers under all possible scenarios, including death/disability, retirement, voluntary termination, termination with and without cause and changes of control; and

•	To ensure that the structure of pay at different levels is fair and appropriate.
Compensation Components
     Our corporate officers are compensated through short-term and long-term incentive compensation plans, consisting of cash and non-cash compensation. Our short-term compensation components consist of annual base salary and our annual cash incentive (bonus) plan. Our stock incentive plan is our long-term incentive compensation component. In addition, our Named Executive Officers are eligible to participate in our health and welfare, and retirement plans (401(k) Savings Plan, Employee Stock Purchase Plan and Deferred Compensation Plan), receive a vehicle allowance and/or demonstrator vehicle(s), depending on the position held, and receive perquisites and other personal benefits as described under “Other Benefits” below.
     Base Salary
     Design. We provide our Named Executive Officers with an annual base salary to compensate them for services rendered during the year. Our goal is to set base salaries for our Named Executive Officers at levels that are competitive with comparable companies for the skills, experience and requirements of similar positions, using benchmarking as previously discussed, in order to attract and retain top talent. In order to achieve this goal, we have generally sought to provide base salaries that fall in the 50th percentile of our Peer Companies. We believe that this range supports competitive compensation and ensures retention. In order to ensure that each officer is appropriately compensated, the Committee, when setting base salaries, considers individual performance, tenure and experience and our financial performance in addition to the compensation review of the Peer Companies. The individual base salary levels are generally reviewed each November and are adjusted as appropriate based on an analysis of current market salary levels at the Peer Companies, individual performance and experience and our financial performance. However, in November of 2008, we suspended review of base salaries of our Named Executive Officers in light of the recession and the pay reductions that were in force for most of 2009.
     Results. Effective February 2009, the Named Executive Officers collectively agreed to voluntarily accept a 10% reduction in base pay from salary levels established in 2008. During 2008, the base salaries of Messrs. Rickel, Burman and O’Hara were $450,000, $357,500 and $265,200, respectively. Based on the annual review of our Named Executive Officers’ 2008 base salaries, excluding Mr. Hesterberg, base salaries ranged from the 30th to 50th percentiles of our Peer Companies. With the voluntary reduction in place, the 2009 base salaries of Messrs. Rickel, Burman and O’Hara were $405,000, $321,750 and $238,680, respectively. These salary reductions remain in effect at this time.
     Mr. Hesterberg’s base salary has not been increased since he joined us in April 2005 due to the Committee’s initial determination that Mr. Hesterberg’s base salary should be maintained at the 65th percentile of base salaries paid to his counterparts at our Peer Companies. Mr. Hesterberg’s base salary, which effective February 1, 2009 was voluntarily reduced by $100,000 to $900,000, currently remains at that level.
     Compensation Changes for Fiscal 2010. In November 2009, the Committee elected not to increase base salaries in light of the ongoing recession and increasingly challenging automotive retailing environment. The reduction in base pay made in February 2009 will remain in effect until it is determined that financial performance has improved enough to warrant restoration to full pay.
     Annual Incentive Compensation Plan
     Design. Our 2009 Incentive Compensation Plan is designed to align executive officer pay with overall company financial performance, as well as performance against important short-term initiatives. The plan rewards our Named Executive Officers based on the achievement of company and individual or departmental performance objectives. Under the plan, the Committee establishes threshold, target and maximum award payout opportunities for each Named Executive Officer as a percentage of annual base salary at certain levels of performance. The target performance level is set such that, if attained, the total cash compensation amount would match the median total cash compensation of our Peer Companies. For the Named Executive Officers, the fiscal 2009 threshold, target and maximum annual incentives were as follows:

	2009 Incentive Payout as a % of Base Salary
	Threshold	Target	Maximum
Named Executive Officer	Performance	Performance	Performance
Earl J. Hesterberg	73%	87%	100%
John C. Rickel	73%	87%	100%
Mark J. Iuppenlatz(1)	N/A	N/A	N/A
Darryl M. Burman	44%	52%	60%
J. Brooks O’Hara	44%	52%	60%

(1)	Mr. Iuppenlatz was hired as Vice President, Corporate Development effective January 1, 2010.
     To arrive at the 2009 payout number, 40% of the 2009 annual cash incentive award was contingent upon our attainment of certain EPS targets and 60% was subject to the achievement of individual/departmental (mission-based) goals. The goals are established so that attaining or exceeding the performance targets is not assured and requires significant effort by our executive officers.
     The following is a description of the 2009 performance targets under the plan:
•	Financial Goal. Our 2009 financial goal was based on the achievement of certain EPS targets. EPS is generally defined as our net income divided by the average number of shares outstanding during that period. This metric incentivizes our executive officers to maximize stockholder returns. We believe that establishing an EPS target is the best objective measurement as the officer is rewarded only if our stockholders are rewarded and no payments are made unless the threshold level of EPS is achieved. The Committee may, in its sole discretion, adjust payout amounts for extraordinary or unusual items, such as stock repurchases, which materially affect EPS. Although these extraordinary items would be included in our operating results, they would not typically have been considered at the time the targets were set. In 2009, our EPS objectives were as follows:

		% of EPS
	EPS Target	Portion Vesting
Threshold	$0.75	33%
Target	$0.85	67%
Maximum	$0.95	100%
•	Mission-based Goals. Mission-based goals typically include four to six specific goals that are normally related to the individual’s functional area and are established at the beginning of each fiscal year jointly by the executive officer and our Chief Executive Officer and reviewed by the Committee, or in the case of the Chief Executive Officer, by the Chief Executive Officer and the Committee. These goals are integral toward achieving key business objectives within the executive officer’s control, which help improve our financial performance and promote corporate efficiencies. In 2009, the following mission-based goals were assigned to each of our Named Executive Officers:

Named Executive Officer	Individual/Departmental Performance Targets
Earl J. Hesterberg	• Design and implement company cost reduction plan of $100.0 million
• Effectively manage capital expenditure spending
• Cultivate positive banking relationships and minimize cost impact associated with debt restructuring
• Further develop succession planning process and expand the college recruiting/management training program
• Develop strategic growth plan for post-recessionary period
• Continue to develop and refine the Company’s internet/database marketing capability and effectiveness

Named Executive Officer	Individual/Departmental Performance Targets
John C. Rickel	• Support implementation of company cost reduction plan of $100.0 million
• Cultivate positive banking relationships and minimize cost impact associated with floorplan debt amendments
• Continue to manage balance sheet to support covenant compliance and minimize costs
• Effectively manage capital expenditure spending
• Support strategic planning process with a focus in 2009 on growth in the post-recessionary period
• Continue to improve accounting processes, consolidate accounting systems to deliver annual savings, and reduce costs by eliminating outsourcing of internal audit work

Darryl M. Burman	• Reduce dependence on outside law firms
• Fully integrate new entity management software and complete integration of real estate software program
• Timely resolution of certain key pending legal matters
• Establish uniformity in retail installment sales contracts on a state by state basis; implement a company-wide policy for contract authorization for senior management at the dealership level
• Increase accessibility of legal services to all employees and better understand the legal needs of all departments within the company

J. Brooks O’Hara	• Continue to support the company cost reduction efforts through effective employee communication and reduction in related program/vendor expenses in 2009 while maintaining important initiatives
• Develop and implement a strategic plan for a company-wide consolidation of payroll
• Standardize pay plan formats
• Complete vacation policy conversion
• Conduct a dependant eligibility audit within the self-insured medical plan
• Participate in the development of the senior management team
     In calculating the annual cash incentive awards, our achievement with respect to each performance measure is expressed as a percentage of the target goal, with interpolation applied between the threshold, target, and maximum goals. That percentage is multiplied by the weight assigned to that performance measure for an executive and the resulting percentage is multiplied by the executive’s target award opportunity. The amount of each executive’s annual cash incentive award is the sum of these calculations for each performance measure, unless otherwise adjusted by the Committee.
     Results. For 2009, we exceeded the maximum target of our Financial Goal (EPS) of $0.95 per share. Consequently, the “Financial” portion of the annual incentive compensation was paid out.
     In connection with its review of the performance of our Chief Executive Officer, the Committee determined that he had achieved all of his 2009 performance goals. With respect to the other Named Executive Officers, the Committee had extensive discussions with our Chief Executive Officer regarding his evaluation of the performance of those officers. Based on those discussions, the Committee determined that the other Named Executive Officers substantially achieved their individual and departmental goals. In making these determinations, the Compensation Committee specifically considered each executive’s leadership in achieving each of the goals described above. The Compensation Committee also considered the difficulty of achieving 2009 Incentive Compensation Plan performance goals in the face of an extremely challenging economy compared to conditions in the prior fiscal year. The Compensation Committee also recognized Mr. Burman’s efforts in reducing legal department expenditures by significantly more than his stated goal. Based on the Compensation Committee’s subjective evaluation of the performance of each of our Named Executive Officers, it determined the degree to which each officer had achieved his goals and the following amounts of incentive compensation were paid:

	% of 2009	% of 2009	2009 Incentive
	Subjective	Financial Based	Payout as a % of
Named Executive Officer	Award Earned	Award Earned	Base Salary	$ Amount Paid
Earl J. Hesterberg	100%	100%	100%	$1,000,000
John C. Rickel	100%	100%	100%	450,000
Mark J. Iuppenlatz(1)	N/A	N/A	N/A	N/A
Darryl M. Burman	112%	100%	64%	230,000
J. Brooks O’Hara	100%	100%	60%	159,120

(1)	Mr. Iuppenlatz was hired as Vice President, Corporate Development effective January 1, 2010.
     Incentive Compensation Plan Payout History. In the past four years, full bonus targets have been achieved in half of the years, as has our financial based bonus. The mission-based incentive component has been fully funded 75% of the time during this period. This history underscores the challenge of meeting these goals.

Corporate Bonus Plan History
	Bonus Component Awarded
Performance Year	Mission Based	Financial Based
2009	100%	100%
2008	50%	0%
2007	100%	0%
2006	100%	100%
     Compensation Changes for Fiscal 2010. The Committee has approved the mission-based goals for our Named Executive Officers for 2010, which are different from the 2009 subjective goals, and instead are focused on increasing sales and revenue growth while responding to the challenges related to the continuing recession, and prioritizing expense reduction and operational restructuring efforts. To arrive at the 2010 payout number, 50% of the 2010 annual cash incentive award will be contingent upon our attainment of certain financial (EPS) targets and 50% will be subject to the achievement of the mission-based goals assigned to each individual.
     Long-Term Equity Incentive Compensation
     Design. To align the compensation of our corporate officers with the attainment of our business goals and an increase in stockholder value, we award long-term equity incentive grants to our executive officers as part of our total compensation package. These awards have been made pursuant to the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan.
     We believe that restricted stock or restricted stock units, subject to time-based vesting requirements, provide better long-term incentives for key executives. The Committee believes restricted stock or restricted stock units more completely align management’s interests with those of the company and our stockholders, while helping to retain key members of our management team.
     When determining the size of the awards, we typically consider amounts that would provide our executive officers with long-term incentive award opportunities that, when combined with base salary and annual cash incentive opportunities, result in total direct compensation within the 50th to 75th percentile of peer practices. We then take into account individual performance, the position and value of the Named Executive Officer to our company, experience and length of service to us, our desire to incentivize the officer to remain with our company, and the amount of equity currently held by the officer.
     Vesting of these awards is intended to facilitate retention. Consequently, the restrictions relating to the awards lapse 40% after two years and 20% in each year thereafter. Our vesting provisions have historically been based on the passage of time.
     Results. In order to determine the appropriate size of the equity awards for 2009, the Committee reviewed comprehensive compensation summaries (Tally Sheets) prepared for the November 2009 Compensation Committee meeting to determine where each Named Executive Officer’s compensation was relative to base and total compensation since the adjustments made in 2008. The Committee reviewed the Tally Sheets in order to assess all elements of each executive’s pay relative to total compensation, and considered each executive’s current equity position for purposes of reward and retention. Considering an appropriate target for both total compensation and for long- term equity for each position, they also considered other factors, such as size of previous awards, contribution and effort, and company performance during the year when making the decision as to the size of the award for each Named Executive Officer.
     In connection with the execution of his employment agreement in 2009, Mr. Rickel received an award of 20,000 shares of restricted stock on March 12, 2009. The award vests 40% on the second anniversary of the grant date and 20% annually thereafter. The Committee determined that the size of the award times the value of the company’s stock at the time of the award created sufficient consideration for Mr. Rickel to agree to enter into the new agreement.
     With respect to outstanding performance-based restricted shares, the Committee reviewed the goals, annual targets and results for those shares that were granted in November 2006 and determined that shares had vested based on 2009 gross margin target and cumulative gross margin target. Mr. Hesterberg was the only Named Executive Officer to have received performance-based shares in 2006. The Committee also reviewed the goals associated with the outstanding performance-based restricted shares awarded in 2007 to Messrs. Hesterberg and Rickel and determined that the gross margin target was achieved for 2009. On a cumulative vesting basis (for performance-based shares granted in 2006 and 2007), our 2009 target of same store revenue growth versus our competition for the same period was met. The following table presents the 2009 targets and results for the performance criteria for these awards:

Goal	2009 Target	2009 Results
Gross Margin	16.0%	17.1%
Same Store Revenue Growth(1)	At or above median of industry peer organizations	At or above median of industry peer organizations
Reduction of SG&A(2)	75.0%	80.0%

(1)	Same store revenue growth is calculated as a percentage and is based on total revenue for the year versus the prior year. Our same store revenue growth number is compared to the average results of our industry peer organizations based on peer company financial statement data. Our same store revenue performance exceeded the median same store revenue performance of our industry peer organizations on a cumulative basis in 2009. Our industry peer organizations include Asbury Automotive Group, Inc., AutoNation, Inc., Lithia Motors, Inc., Penske Automotive Group, Inc. and Sonic Automotive, Inc.

(2)	Expressed as a percentage of gross profit.
     The following table presents performance-based restricted shares for which forfeiture restrictions had lapsed in 2009 and the value realized upon vesting:

	Performance-Based
Named Executive Officer	Restricted Shares Vested	$ Value Realized on Vesting
Earl J. Hesterberg	12,500	398,188
John C. Rickel	2,500	79,638
     Compensation Changes for Fiscal 2010. The Committee has made no material changes to our long-term incentive compensation strategy for fiscal 2010 other than to suspend the award of new performance-based restricted shares in light of the difficulty of setting effective targets in a very dynamic environment.
     Deferred Compensation Plan
     The Group 1 Automotive, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”) is designed as a retention tool for our corporate and regional officers, dealership general managers, other key employees and non-employee directors. It allows participants the opportunity to accumulate additional savings for retirement on a tax-deferred basis. Our corporate officers may contribute up to 50% of their base compensation and up to 100% of their incentive compensation. Participants can choose from various defined investment options in which the deferred compensation is notionally invested. One investment option is a declared interest rate, which was set by the Committee at 3% for 2009. This rate was reduced effective October 1, 2008, by the Committee from 10% to 3%, as a cost reduction measure. We have complete discretion over how the deferred funds are utilized and they represent an unsecured obligation of us to the participants. For a more detailed discussion of the Deferred Compensation Plan, see the section entitled “Executive Compensation — Nonqualified Deferred Compensation.”
     401(k) Plan
     We have historically provided the Group 1 Automotive, Inc. 401(k) Savings Plan (the “401(k) Savings Plan”) to assist all employees in providing for their retirement. Matching contributions made previous to this date may be in the form of cash or shares of our common stock or a combination of both, as determined by the Committee. All of our matches have been in cash for all employees.
     Effective October 1, 2008, the Committee suspended matching contributions for all participants in the plan as a cost reduction measure. This measure remained in effect throughout 2009.
     Employee Stock Purchase Plan
     Generally, under the Group 1 Automotive, Inc. Employee Stock Purchase Plan, all employees, including our Named Executive Officers, are offered the opportunity to purchase up to $25,000 annually of our common stock at a 15% discount to market. This is an additional equity incentive we offer to all of our employees to further promote their interest in enhancing stockholder value.
     Other Benefits
     Health and Welfare Benefits. Our Named Executive Officers are eligible to participate in our standard medical, dental, vision, disability insurance and life insurance plans to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our full-time employees.
     Vehicle Allowance. Our Chief Executive Officer, under his employment agreement, is provided with two vehicles for his use. Senior vice presidents receive a vehicle allowance ranging from $13,500 to $15,100 per year and the use of one vehicle. Vice presidents are provided with a vehicle allowance of $11,300 per year, a vehicle, or in certain cases, both. Of our Peer Companies, 82% also offer comparable vehicle allowances to their corporate officers.
     Other Perquisites and Personal Benefits. We provide certain Named Executive Officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these executives. For example, we pay for club membership privileges that are used for business and personal purposes by our Chief Executive Officer, Mr. Hesterberg. In addition, we own a fractional interest in an aircraft and make a portion of our time available to Mr. Hesterberg for personal use during the year. In 2009, Mr. Hesterberg was allowed a maximum of 40 flight hours for personal use. Mr. Hesterberg fully reimburses us for his personal use based on the published standard industry fare level valuation method. We provide this benefit to Mr. Hesterberg because it is consistent with similar benefits provided by our Peer Companies.
Employment Agreements, Severance Benefits and Change in Control Provisions
     We maintain employment and other compensatory agreements with our certain Named Executive Officers to ensure they will perform their roles for an extended period of time. Certain provisions contained in these agreements, such as non-competition and non-solicitation provisions as well as change in control payments, are essential to retaining our talent and protecting our stockholders. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements. These agreements and our severance terminology are described in more detail elsewhere in this proxy statement. Please read “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment, Incentive Compensation and Non-Compete Agreements.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us for “cause,” death or disability, each as defined in the applicable executive’s agreement.

     The employment and other compensatory agreements between us and our Named Executive Officers and the related severance provisions are designed to meet the following objectives:
     Corporate Change. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. As a result, we provide severance compensation to certain Named Executive Officers if the officer’s employment is terminated following a corporate change transaction. Our intent is to promote the ability of the officer to act in the best interests of our stockholders even though his or her employment could be terminated as a result of the transaction.
     Termination without Cause. If we terminate the employment of certain corporate officers “without cause” as defined in the applicable agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or Change in Control” below. We believe these payments are appropriate because the terminated officer is bound by confidentiality, nonsolicitation and non-compete provisions ranging from one to two years after termination. Both parties have mutually agreed to a severance package that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of our company and its stockholders.
Hedging Prohibitions
     Our Named Executive Officers are prohibited from engaging in “short sales” of our stock or otherwise hedging the risk of ownership of our stock.
Policy on Payment or Recoupment of Performance-Based Cash Bonuses and Performance-Based Stock Bonuses in the Event of Certain Restatement
     On November 12, 2009, the Compensation Committee approved a policy on payment or recoupment of performance-based cash bonuses and performance-based stock bonuses in the event of certain restatement, which provides that we will require the payment or reimbursement (to the extent permitted by governing law) of all or a portion of any performance-based cash or performance-based stock bonus after January 1, 2009 where: (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement and (b) a higher or lower payment would have been made to the employee based upon the restated financial results. In each of these instances, we will, to the extent practicable: (a) either make payment to or seek to recover the cash amount by which the individual employee’s annual performance-based bonus was calculated based on the restated financial results; provided that we will not pay or seek to recover bonuses paid more than three years prior to the date the applicable restatement is disclosed; (b) cause the award or cancellation of any performance-based stock awards; and (c) seek reimbursement of any unearned gains realized on the release of performance-based stock attributable to such awards.
Stock Ownership Guidelines
     On November 12, 2009, the Board of Directors adopted Stock Ownership Guidelines that apply to our Section 16 executive officers and directors. The Guidelines require these individuals to maintain a minimum number of shares of our common stock while they are employed by us or serve on our Board. The dollar value of stock ownership is based on base salary times a multiple divided by the previous 36-month average stock price as calculated on December 31st of each year. The multiple applicable to the respective officers is: (i) 4 times annual base salary for the CEO and the President, (ii) 2 times annual base salary for Senior Vice Presidents, and (iii) one times annual base salary for all Vice Presidents. Directors are required to own 10,000 shares. Stock ownership levels should be achieved by each officer and director within five years of the adoption of these guidelines, or within five years of the individual’s appointment as an officer or director.
Tax Deductions for Compensation
     In conducting our executive compensation programs, the Committee considers the effects of Section 162(m) of the Internal Revenue Code, which denies publicly held companies a tax deduction for annual compensation in excess of $1 million paid to their chief executive officer or any of their four other most highly compensated corporate officers, other than the chief financial officer, who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a compensation committee which is made up of outside directors and approved, as to their material terms, by our stockholders. We have in the past, and may from time to time in the future, pay compensation that is not deductible to our corporate officers.
EXECUTIVE COMPENSATION
Summary Compensation
     The following table summarizes, with respect to our Named Executive Officers, including our new Vice President, Corporate Development, information relating to the compensation earned for services rendered in all capacities. Our Named Executive Officers consist of our five current executive officers, including our Chief Executive Officer and our Chief Financial Officer.
Summary Compensation for the Year Ended December 31, 2009

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Compensation	Earnings(2)	Compensation(3)	Total
		$	$	$	$	$	$	$
Earl J. Hesterberg	2009	908,333	—	1,102,000	1,000,000	—	294,769	3,305,102
President and Chief	2008	1,000,000	—	1,853,000	200,000	37,159	219,040	3,309,199
Executive Officer	2007	1,000,000	160,000 (4)	3,174,650	360,000 (5)	39,509	171,537	4,905,696

John C. Rickel	2009	408,750	—	881,350	450,000	41,384	18,157	1,799,641
Senior Vice President	2008	450,000	—	555,900	90,000	11,300	30,922	1,138,122
and Chief Financial Officer	2007	425,000	—	847,500	158,100	7,852	36,283	1,474,735

Mark J. Iuppenlatz(6)	2009	—	—	—	—	—	—	—
Vice President, Corporate Development

Darryl M. Burman	2009	324,729	—	413,250	230,000 (7)	789	20,354	989,122
Vice President, General Counsel &	2008	357,500	—	324,275	42,900	515	16,067	741,257
Corporate Secretary	2007	325,000	—	423,750	78,000	—	16,781	843,531

J. Brooks O’Hara	2009	240,890	—	330,600	159,120	—	11,300	741,910
Vice President, Human Resources	2008	265,200	—	231,625	31,824	11,588	17,961	558,198

(1)	These amounts in the “Stock Awards” column reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by our named executive officers. These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with restricted stock awards granted under the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan. Assumptions made in the calculation of these amounts are included in Note 5 to the audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009. Certain of these awards have no intrinsic value to the recipient until the performance or vesting schedule is met. For example:
1. As of December 31, 2009, Mr. Hesterberg had not realized any value from the November 2009 award since it does not begin vesting until November 11, 2011, when 40% (16,000 shares) of the award will be released. The remaining 60% of the November 2009 award will vest in 20% increments (8,000 shares) over the next three years.
2. As of December 31, 2009, Mr. Rickel had not realized any value from the March 2009 award since it does not begin vesting until March 12, 2011, when 40% (8,000 shares) of the award will be released. The remaining 60% of the March 2009 award will vest in 20% increments (4,000 shares) over the next three years. Additionally, Mr. Rickel had not realized any value from the November 2009 award since it does not begin vesting until November 11, 2011, when 40% (10,000 shares) of the award will be released. The remaining 60% of the November 2009 award will vest in 20% increments (5,000 shares) over the next three years.
3. As of December 31, 2009, Mr. Burman had not realized any value from the November 2009 award since it does not begin vesting until November 11, 2011, when 40% (6,000 shares) of the award will be released. The remaining 60% of the November 2009 award will vest in 20% increments (3,000 shares) over the next three years.
4. As of December 31, 2009, Mr. O’Hara had not realized any value from the November 2009 award since it does not begin vesting until November 11, 2011, when 40% (4,800 shares) of the award will be released. The remaining 60% of the November 2009 award will vest in 20% increments (2,400 shares) over the next three years.
Complete vesting schedules for all equity/performance awards can be found in the footnotes to the “Outstanding Equity Awards as of December 31, 2009” table.

(2)	Amounts reflect above-market earnings on the Deferred Compensation Plan. Amounts are calculated using an interest rate of 3% for 2009, which did not exceed 120% of the applicable federal long-term rate, with compounding, of 5.22%, the interest rate as set for our Deferred Compensation Plan.

(3)	The following table contains a breakdown of the compensation and benefits included under “All Other Compensation” in the Summary Compensation Table above:

		401(k) Savings
		Plan		Use of			Club
		Matching	Automobile	Demonstrator	Airplane	Relocation	Membership
Name	Year	Contribution	Allowance	Vehicle(a)	Use(b)	Assistance	and Dues	Total
		$	$	$	$	$	$	$
Earl J. Hesterberg	2009	—	—	21,812	264,188	—	8,769	294,769
	2008	6,744	—	26,026	178,352	—	7,918	219,040
	2007	6,750	—	24,485	132,709	—	7,593	171,537

John C. Rickel	2009	—	15,000	3,157	—	—	—	18,157
	2008	6,750	15,004	9,168	—	—	—	30,922
	2007	5,581	15,100	8,406	—	7,196	—	36,283

Mark J. Iuppenlatz(6)	2009	—	—	—	—	—	—	—

Darryl M. Burman	2009	—	11,300	9,054	—	—	—	20,354
	2008	4,767	11,300	—	—	—	—	16,067
	2007	5,481	11,300	—	—	—	—	16,781

J. Brooks O’Hara	2009	—	11,300	—	—	—	—	11,300
	2008	6,661	11,300	—	—	—	—	17,961

(a)	Represents the incremental cost for personal use of one or more company demonstrator vehicles. The incremental cost is determined by multiplying the annual lease value of the vehicle by the percentage of personal use, which we keep track of through travel logs.

(b)	Represents the difference between the amount paid by the executive for the use of our leased airplane under the SIFL method and the lease cost for us of such use. The SIFL method calculates the executive’s use by multiplying the SIFL cents-per-mile rates applicable for the period during which the flight was taken by the appropriate aircraft multiple (a factor that is determined by using the weight of the aircraft being used, and is also dependent upon whether Mr. Hesterberg is considered a “control employee,” or an officer of our company, which he is) and then adding the applicable terminal charge. The SIFL cents-per-mile rates in the formula and the terminal charge are calculated by the Department of Transportation and are revised semi-annually.

(4)	Bonus amount guaranteed in Mr. Hesterberg’s employment contract at the time of hire.

(5)	Although Mr. Hesterberg was eligible to receive a $360,000 cash incentive award for 2007 fiscal performance, in light of market difficulties impacting the Company he elected to decline his award.

(6)	Mr. Iuppenlatz was hired as Vice President, Corporate Development effective January 1, 2010.

(7)	Includes a discretionary amount in addition to the maximum payout that Mr. Burman was entitled to receive under our 2009 Incentive Compensation Plan. Please see “Compensation Discussion and Analysis-Compensation Components-Annual Incentive Compensation Plan-Results.”

Grants of Plan-Based Awards
     The following table provides information concerning each grant of an award made to our Named Executive Officers under any plan, including awards that have been transferred, during 2009:
Grants of Plan-Based Awards for the Year Ended December 31, 2009

					All Other Stock	Grant Date
		Estimated Future Payouts Under Non-Equity			Awards: Number	Fair Value of
		Incentive Plan Awards			of Shares of Stock	Stock and
Name	Grant Date	Threshold	Target	Maximum	or Units	Option Awards
		$	$	$	#	$
Earl J. Hesterberg	—	733,333	866,666	1,000,000	—	—
	11/11/2009	—	—	—	40,000	1,102,000

John C. Rickel	—	330,000	390,000	450,000	—	—
	11/11/2009	—	—	—	45,000	881,350

Mark J. Iuppenlatz(1)	—	—	—	—	—	—

Darryl M. Burman	—	157,300	185,900	214,500	—	—
	11/11/2009	—	—	—	15,000	413,250

J. Brooks O’Hara	—	116,688	137,904	159,120	—	—
	11/11/2009	—	—	—	12,000	330,600

(1)	Mr. Iuppenlatz was hired as Vice President, Corporate Development effective January 1, 2010.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
     The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table for 2009.
     Employment, Incentive Compensation and Non-Compete Agreements
     Earl J. Hesterberg. On April 9, 2005, we entered into an employment agreement with Mr. Hesterberg, which we amended, effective as of November 8, 2007. Subject to the terms and conditions of the agreement, we agreed to employ Mr. Hesterberg through May 1, 2010. Mr. Hesterberg’s current annual base salary under the employment agreement is $1,000,000. The base salary could not be reduced during the first twelve months of the term of the agreement and may not be reduced other than pursuant to a reduction that is applied to substantially all other executive officers.
     In lieu of participation in our 2005 annual incentive compensation program, Mr. Hesterberg was entitled to a bonus of $1,000,000 on April 21, 2006 if he was then employed. Mr. Hesterberg’s bonus for the twelve months ending April 21, 2007 under our annual incentive compensation program was $510,000, of which $350,000 was payable following the end of our fiscal year ended December 31, 2006 and the remainder of which was payable following the end of our fiscal year ended December 31, 2007. Accordingly, $350,000 was paid in February 2007, and the remaining $160,000 was paid to Mr. Hesterberg in February 2008. All subsequent bonus awards will be determined by the Compensation Committee of our Board of Directors in its sole discretion in accordance with the terms of our annual incentive compensation program, and all subsequent payments pursuant to this program shall be made on or before March 15th of the year following the year of service to which the bonus relates.
     Mr. Hesterberg is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Hesterberg has the use of two demonstrator vehicles of his choice.
     Under the employment agreement, effective April 21, 2005, we granted Mr. Hesterberg 70,000 shares of restricted stock in accordance with the terms and conditions of the company’s 2007 Long Term Incentive Plan. 20,000 shares of restricted stock from this grant were released on April 21, 2007. In November 2007, the Committee amended the vesting dates to prevent the vesting dates from coinciding with our mandatory blackout period from April 21 to May 15 for the years 2008 through 2010. On May 15, 2008, the forfeiture provisions on 10,000 shares of restricted stock lapsed and on May 15, 2009, the forfeiture previsions on 10,000 shares of restricted stock lapsed.
     The Compensation Committee is currently negotiating the renewal of Mr. Hesterberg’s employment agreement at this time.
     John C. Rickel. On June 2, 2006, we entered into an employment agreement with Mr. Rickel, as amended by that first amendment to the employment agreement, effective as of November 8, 2007. Subject to the terms and conditions of the agreement, we agreed to employ Mr. Rickel through December 31, 2008. Mr. Rickel’s annual base salary under the employment agreement was $375,000. The base salary could not be reduced during the first twelve months of the term of the agreement and may not be reduced other than pursuant to a reduction that is applied to substantially all other executive officers. Mr. Rickel’s employment agreement expired on December 31, 2008.
     Simultaneous with the execution of the employment agreement, Mr. Rickel entered into an incentive compensation and non-compete agreement. Pursuant to the employment agreement, effective June 2, 2006, we granted Mr. Rickel 10,000 shares of restricted stock in accordance with the terms and conditions of the company’s 2007 Long Term Incentive Plan. On May 24, 2008, the forfeiture provisions on 4,000 shares of restricted stock lapsed, and on May 24, 2009, the forfeiture provisions on 2,000 shares of restricted stock lapsed.
     Mr. Rickel’s annual incentive compensation will be determined by the Compensation Committee of our Board of Directors in its sole discretion in accordance with the terms of our annual incentive compensation program, and all payments made pursuant to such program shall be made on or before March 15th of the year following the year of service to which the bonus relates.
     Mr. Rickel is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Rickel has the use of one demonstrator vehicle of his choice and a vehicle allowance totaling $1,250 per month.
     As mentioned previously, effective January 1, 2009, we entered into a new employment agreement with Mr. Rickel. Subject to the terms and conditions of the agreement, we have agreed to employ Mr. Rickel through December 31, 2010. The employment agreement will automatically renew for successive one-year periods unless either party prior to the expiration of the term provides 60 days prior written notice of termination to the other party. The employment agreement provides for a payment of thirty months’ base salary payable in a single lump sum on the first day of the seventh month following Mr. Rickel’s separation under the corporate change provision. The agreement also eliminates a change in board composition as a corporate change event, and excise tax payments related to involuntary terminations. The other terms of the new employment agreement remain substantially similar to those of the expired employment agreement.
     Mark J. Iuppenlatz. On January 1, 2010, we entered into an incentive compensation, confidentiality, non-disclosure and non-compete agreement with Mr. Iuppenlatz. Pursuant to the agreement, in consideration of Mr. Iuppenlatz’s entering into certain restrictive covenants, we granted him 10,000 shares of restricted stock in accordance with the terms and conditions of the company’s 2007 Long Term Incentive Plan.
     Darryl M. Burman. On December 1, 2006, we entered into an employment agreement with Mr. Burman, as amended by that first amendment to the employment agreement, effective as of November 8, 2007. Subject to the terms and conditions of the agreement, we have agreed to employ Mr. Burman through November 30, 2009. Mr. Burman’s employment agreement will automatically renew for successive one-year periods unless either party prior to the expiration of the term provides 30 days prior written notice of termination to the other party. Mr. Burman’s annual base salary under the employment agreement was $325,000. The base salary could not be reduced during the first twelve months of the term of the agreement and may not be reduced other than pursuant to a reduction that is applied to substantially all other executive officers.
     Under the employment agreement, Mr. Burman was entitled to a one-time sign-on bonus of $75,000, which was paid in 2007. Mr. Burman’s annual incentive compensation will be determined by the Compensation Committee of our Board of Directors in its sole discretion in accordance with the terms of our annual incentive compensation program, and all payments made pursuant to such program shall be made on or before March 15th of the year following the year of service to which the bonus relates.
     Simultaneous with the execution of the employment agreement, Mr. Burman entered into an incentive compensation and non-compete agreement. Pursuant to the agreement, effective December 1, 2006, we granted Mr. Burman 5,000 shares of restricted stock in accordance with the terms and conditions of the company’s 2007 Long Term Incentive Plan. On December 1, 2008, the forfeiture provisions on 2,000 shares of restricted stock lapsed, and on December 1, 2009, the forfeiture provisions on 1,000 shares of restricted stock lapsed.
     Mr. Burman is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Burman has the use of one demonstrator vehicle of his choice and a vehicle allowance totaling $941.66 per month.
     Effective December 1, 2009, we entered into a new employment agreement with Mr. Burman. Subject to the terms and conditions of the agreement, we have agreed to employ Mr. Burman through November 30, 2011. The employment agreement will automatically renew for successive one-year periods unless either party prior to the expiration of the term provides 60 days prior written notice of termination to the other party. The employment agreement provides for a payment of fifteen months’ base salary payable in a single lump sum on the first day of the seventh month following Mr. Burman’s separation under the corporate change provision. The agreement also eliminates a change in board composition as a corporate change event, and excise tax payments related to involuntary terminations. The other terms of the new employment agreement remain substantially similar to those of the expired employment agreement.
     J. Brooks O’Hara. We have not entered into an employment, incentive compensation or non-compete agreement with Mr. O’Hara.
Salary and Bonus in Proportion to Total Compensation
     The following table sets forth the percentage of each Named Executive Officer’s total compensation that we paid in the form of salary and bonus.

		Percentage of Total
Named Executive Officer	Year	Compensation
Earl J. Hesterberg	2009	27%
	2008	30%
	2007	24%

John C. Rickel	2009	23%
	2008	40%
	2007	29%

Mark J. Iuppenlatz(1)	2009	—

Darryl M. Burman	2009	33%
	2008	48%
	2007	39%

J. Brooks O’Hara	2009	32%
	2008	48%

(1)	Mr. Iuppenlatz was hired as Vice President, Corporate Development effective January 1, 2010.

Outstanding Equity Awards at Fiscal Year End
     The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for our Named Executive Officers.
Outstanding Equity Awards as of December 31, 2009

		Option Awards(2)				Stock Awards(3)
								Equity	Equity
								Incentive	Incentive Plan
								Plan	Awards:
								Awards:	Market or
								Number of	Payout Value
		Number of	Number of			Number of		Unearned	of Unearned
		Securities	Securities			Shares or	Market Value	Shares,	Shares, Units
		Underlying	Underlying			Units of	of Shares or	Units or	or Other
	Grant	Unexercised	Unexercised	Option	Option	Stock That	Units of Stock	Other Rights	Rights That
	Date/Performance	Options (#)	Options (#)	Exercise	Expiration	Have Not	That Have	That Have	Have Not
Name	Share Period	Exercisable	Unexercisable	Price	Date	Vested	Not Vested	Not Vested	Vested
				($)		(#)	($)	(#)	($)
Earl J. Hesterberg	4/21/2005					30,000	850,500
	11/16/2006					12,000	340,200
	11/7/2007					18,000	510,300
	11/7/2007					10,000	283,500
	11/4/2008					200,000	5,670,000
	11/11/2009					40,000	1,134,000
	1/1/2007–12/31/2010							15,000	425,250
	1/1/2008–12/31/2011							20,000	567,000

John C. Rickel	2/20/2006					6,000	170,100
	5/24/2006					4,000	113,400
	11/15/2006					5,000	141,750
	11/7/2007					9,000	255,150
	11/4/2008					60,000	1,701,000
	3/12/2009					20,000	567,000
	11/11/2009					25,000	708,750
	1/1/2008–12/31/2011							10,000	283,500

Mark J. Iuppenlatz(1)	N/A

Darryl M. Burman	12/1/2006					2,000	56,700
	11/7/2007					9,000	255,150
	11/4/2008					35,000	992,250
	11/11/2009					15,000	425,250

J. Brooks O’Hara	11/13/2002	1,500		19.470	11/13/2012
	11/16/2004	2,400		29.255	11/16/2014
	3/14/2005					520	14,742
	11/16/2005					1,000	28,350
	11/15/2006					2,000	56,700
	11/7/2007					6,000	170,100
	11/4/2008					25,000	708,750
	11/11/2009					12,000	340,200

(1)	Mr. Iuppenlatz was hired as Vice President, Corporate Development effective January 1, 2010.

(2)	Stock Options become exercisable in accordance with the vesting schedule below:

Grant Date	Vesting
11/13/2002	40% in year 2, 20% in years 3, 4 and 5
11/16/2004	40% in year 2, 20% in years 3, 4 and 5

(3)	Restricted Stock Awards vest in accordance with the schedule below:

Grant Date	Vesting
3/14/2005	40% in year 2, 20% in years 3, 4 and 5
4/21/2005	40% in year 2, 20% in years 3, 4 and 5
11/16/2005	40% in year 2, 20% in years 3, 4 and 5
2/20/2006 5/24/2006	40% in year 2, 20% in years 3, 4 and 5 40% in year 2, 20% in years 3, 4 and 5
11/15/2006	40% in year 2, 20% in years 3, 4 and 5
12/1/2006	40% in year 2, 20% in years 3, 4 and 5
11/7/2007	40% in year 2, 20% in years 3, 4 and 5
11/7/2007	100% in year 5 (10,000 shares) for Mr. Hesterberg
11/4/2008	40% in year 2, 20% in years 3, 4 and 5
3/12/2009	40% in year 2, 20% in years 3, 4 and 5
11/11/2009	40% in year 2, 20% in years 3, 4 and 5

Equity Incentive Plan Awards
1/1/2007 - 12/31/2010: 25% lapse in years 1 through 4; release based on achieving performance objectives
1/1/2008 - 12/31/2011: 25% lapse in years 1 through 4; release based on achieving performance objectives
Option Exercises and Stock Vested
     The following table provides information relating to the vesting of restricted stock during 2009 on an aggregated basis for each of our Named Executive Officers. There were no stock option exercises during 2009.
Option Exercises and Stock Vested for the Year Ended December 31, 2009

	Stock Awards
	Number of Shares
	Acquired on	Value Realized
Name	Vesting(1)	on Vesting(1)
	(#)	($)
Earl J. Hesterberg	53,000	1,228,156
John C. Rickel	18,500	397,888
Mark J. Iuppenlatz(2)	—	—
Darryl M. Burman	7,000	181,535
J. Brooks O’Hara	6,520	163,389

(1)	Includes 12,500 performance shares for Mr. Hesterberg and 2,500 performance shares for Mr. Rickel, for which performance conditions were satisfied in fiscal 2008 but payout was confirmed in fiscal 2009.

(2)	Mr. Iuppenlatz was hired as Vice President, Corporate Development effective January 1, 2010.
Nonqualified Deferred Compensation
     The following table sets forth our Named Executive Officers’ information regarding the Deferred Compensation Plan, including, with respect to each officer, (1) the aggregate contributions made by the officer, (2) the aggregate interest or other earnings accrued, (3) the total balance of the officer’s account.
Nonqualified Deferred Compensation for the Year Ended December 31, 2009

	Executive	Aggregate	Employer Match
	Contributions in	Earnings in Last	Contributions in	Aggregate Balance
Name	Last FY(1)	FY	Last FY	at Last FYE(2)
	$	$	$	$
Earl J. Hesterberg	500,000	40,285	—	1,385,124
John C. Rickel	561,630	74,690	747	712,750
Mark J. Iuppenlatz(3)	—	—	—	—
Darryl M. Burman	11,500	2,212	—	29,459
J. Brooks O’Hara	15,912	11,682	—	396,097

(1)	Reflects the following amounts for each of the following Named Executive Officers that are reported as compensation to the officer in the Summary Compensation Table: Mr. Hesterberg — $500,000; Mr. Rickel — $561,630; Mr. Iuppenlatz — $0; Mr. Burman — $11,500; and Mr. O’Hara — $15,912.

(2)	The following portions of the aggregate balance amounts for each of the following Named Executive Officers were reported as compensation to the officer in the Summary Compensation Table in previous years: Mr. Hesterberg — $170,000 for 2008 and $80,000 for 2007; Mr. Rickel — $180,000 for 2008 and $116,620 for 2007; Mr. Burman — $6,435 for 2008 and $19,500 for 2007; and Mr. O’Hara — $21,216 for 2008.

(3)	Mr. Iuppenlatz was hired as Vice President, Corporate Development effective January 1, 2010. While Mr. Iuppenlatz is eligible to participate in the Deferred Compensation Plan on a going forward basis, he did not participate during the 2009 calendar year.

     Pursuant to the Deferred Compensation Plan, certain corporate officers, including Named Executive Officers, may defer up to 50% of their base salary and up to 100% of their incentive compensation and commissions. Deferral elections are to be made no later than the last day of the calendar year immediately preceding the calendar year in which such compensation is earned. At the plan administrative committee’s discretion, deferral elections with respect to certain performance-based compensation may be made not later than six months prior to the end of the performance period in which such compensation is earned. In addition, for each calendar year, we defer an amount on behalf of each executive equal to the amount of the employer match the executive forfeited under the 401(k) Savings Plan in order for the plan to comply with the nondiscrimination requirements of the Internal Revenue Code. We may also make discretionary credits to an officer’s account, which credits will be subject to a vesting schedule established by us at the time of such credit. If no vesting schedule is established, the officer will be vested in a percentage of the discretionary employer deferral equal to the officer’s vested interest in his “employer contribution account” under the 401(k) Savings Plan. If we undergo a corporate change, the officer will become fully vested in his account under the Deferred Compensation Plan.
     Benefits under the Deferred Compensation Plan will be paid no earlier than upon the executive’s termination of service, or, upon a certain date elected by the officer. Benefits will be paid, at the participant’s election, in a lump sum or in annual installments, although all distributions will be paid in cash. Payments upon an executive’s termination of service may be delayed for six months to the extent necessary to comply with the requirements of section 409A of the Internal Revenue Code. Except in the event of unforeseeable financial emergencies, in-service withdrawals are generally not permitted in the Deferred Compensation Plan, although the necessary portion of a participant’s vested account balance may be distributed in order to satisfy certain employment, federal or state taxes. An unforeseeable financial emergency shall allow a participant to access vested funds in his accounts upon the occurrence of: (1) a severe financial hardship of the participant that results from an illness or accident of the participant, or the participant’s beneficiary, spouse or dependent; (2) loss of the participant’s or the beneficiary’s property due to casualty; or (3) a similar extraordinary and unforeseeable circumstance as described in Section 409A of the Internal Revenue Code arising as a result of events beyond the participant’s control.
     Deferred amounts will be deemed to be notionally invested in such fund as the participants shall designate. The table below shows the funds and investment options available under the Deferred Compensation Plan and the annual rate of return for each fund for the calendar year ended December 31, 2009, as reported by the plan’s administrative committee (the default investment is the Group 1 Guaranteed Crediting Rate investment option). Aside from the AIM Developing Markets Fund, the Ivy Global Natural Resources Fund, the AIM Real Estate Fund, and the Group 1 Guaranteed Crediting Rate, each of these funds is also available in our 401(k) Savings Plan.

Rate of
Name of Fund	Return
FFI Premier Institutional Fund	0.57%
American Bond Fund of America	15.24%
Oakmark Equity & Income Fund	19.84%
Van Kampen Growth & Income Fund	24.55%
BlackRock S&P 500 Index Fund	26.15%
Alger Capital Appreciation Institutional Portfolio	49.12%
American Growth Fund of America	34.91%
Columbia Mid Cap Value Fund	32.54%
Munder Midcap Core Growth Fund	32.80%
Allianz NFJ Small Cap Value Fund	24.47%
Van Kampen Small Cap Growth Fund	17.84%
ING International Value Fund	23.37%
MFS International Growth Fund	38.05%
AIM Developing Markets Fund	83.52%
Ivy Global Natural Resources Fund	75.85%
AIM Real Estate Fund	30.49%
Group 1 Guaranteed Crediting Rate	3.00%
Potential Payments upon Termination or Change in Control
     The discussion below discloses the amount of compensation and/or other benefits due to each of our Named Executive Officers in the event of a termination of the officer’s employment upon death, Disability, with and without Cause, for certain Constructive Termination Events, and following a Corporate Change. The amounts shown were determined using the following assumptions:
•	The termination of each Named Executive Officer was effective on December 31, 2009; the amounts earned through such time are estimates of the amounts that would be paid out to the officers upon their termination on this date. The actual amounts to be paid out can only be determined at the time of the executive’s separation from us.

•	Amounts shown in the “Excise Tax Payment” line for Mr. Hesterberg reflect the amount payable to him to offset any excise tax imposed under the Internal Revenue Code on payments received under the Corporate Change severance agreement and any other excise or regular income taxes imposed on Mr. Hesterberg as a result of this initial excise tax reimbursement. The amount shown assumes the “base amount” is the five-year average W-2 earnings for the period of calendar years 2004 through 2008. The benefit amount in excess of his “base amount” is considered an “excess parachute payment” and if the “parachute payment” is equal to or greater than three times the base amount, it is subject to an excise tax.

•	Please note that any amounts that have been included here for purposes of showing aggregate amounts received by the Named Executive Officers upon a separation from service with us may have been discussed or disclosed in other sections of this proxy statement, but such amounts shall only be paid to the Named Executive Officers once.

•	The closing price of our stock on December 31, 2009 was $28.35 per share.

•	The definitions below for the individual agreements we have entered into with our Named Executive Officers may not have the same meaning as when those same terms are used in our 2009 Incentive Compensation Plan, the 2007 Long Term Incentive Plan, the Deferred Compensation Plan, the 401(k) Savings Plan or the Employee Stock Purchase Plan.
     The employment agreements of Messrs. Hesterberg, Rickel and Burman, and the incentive compensation agreement of Mr. Iuppenlatz generally contain the following terms, except where noted otherwise below:
•	“Cause” shall mean any of the following: (1) conviction or plea of nolo contendere to a felony or a crime involving moral turpitude; (2) breach of any material provision of either an agreement with us or our Code of Conduct; (3) the use, for his own benefit, of any confidential or proprietary information of ours, or willfully divulging for his benefit such information; (4) fraud or misappropriation or theft of any of our funds or property; (5) willful refusal to perform his duties or (6) gross negligence; provided, however, that we, before terminating the executive under (2) or (5), must first give written notice to him of the nature of the alleged breach or refusal and must provide him with a minimum of fifteen days to correct the problem. Before terminating him for purported gross negligence we must give written notice that explains the alleged gross negligence in detail and must provide him with a minimum of 20 days to correct the problem, unless correction is inherently impossible. Mr. Iuppenlatz’s agreement also includes the intentional damage to our property and the material breach of his agreement with us in his definition of “Cause.”

•	“Corporate Change” shall mean the first to occur of any of the following events: (1) any person acquires 50% or more of our common stock or voting securities, other than (a) any acquisition directly from or resulting from an acquisition of our shares by us, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us, or (c) any acquisition by any entity pursuant to a transaction which complies with clauses (a) or (b); (2) solely with regard to Messrs. Hesterberg and Iuppenlatz’s employment agreement and incentive compensation agreement, during any period of 24 consecutive months, the members of our “Incumbent Board” cease to constitute at least a majority of the members of our board of directors; (3) the occurrence of a merger, reorganization, consolidation or disposition of all or substantially all of our assets, unless our stockholders prior to such transaction hold more than 50% of the equity and voting power of the resulting entity or entity holding such assets, no person (other than benefit plans of such entity) holds 50% or more of the equity or voting power of such entity and at least a majority of the board of directors of such entity were members of the Incumbent Board; or (4) our stockholders approve our complete liquidation or dissolution. “Incumbent Board” means the members of our board of directors immediately prior to the 24 month period and members of our board of directors whose nomination or selection as a director is approved by the then current members of our Incumbent Board.

•	“Constructive Termination Event” shall occur upon: (1) the failure by us to pay the executive’s compensation as provided in the applicable agreement, (2) relocation without his consent of his primary employment location of more than 50 miles; (3) our request that the executive perform any illegal activity or sign-off on any inappropriate financial statement or acknowledgement; or (4) a material diminution in the executive’s position, duties, responsibilities, reporting status, or authority, except that before exercising his right to terminate the employment relationship pursuant to any of the previous provisions, he must first give written notice to our Board of the circumstances purportedly giving rise to his right to terminate and must provide us with a minimum of fifteen days to correct the problem, unless correction is inherently impossible.

•	“Disability” for Messrs. Hesterberg, Rickel and Burman shall mean the executive’s becoming incapacitated by accident, sickness or other circumstance that in the reasonable opinion of a qualified doctor approved by our Board, renders him mentally or physically incapable of performing the essential functions of the executive’s position, with or without reasonable accommodation, and that will continue, in the reasonable opinion of the doctor, for a period of no less than 180 days; Mr. Iuppenlatz’s agreement requires an ailment or condition to prevent him from actively carrying out his duties for a continuous period of 120 days.

•	For Messrs. Hesterberg, Rickel and Burman, an “Involuntary Termination” shall mean a termination by the executive due to a Constructive Termination Event by itself or in relation to a Corporate Change, or by us for any reason without Cause, at the discretion of our Board; an “Involuntary Termination” for Mr. Iuppenlatz also includes Mr. Iuppenlatz’ right to terminate employment following our reduction of his base salary or incentive compensation targets within a six month period immediately following a Corporate Change that we do not cure within a 30 day period.

•	“Voluntary Termination” shall mean a termination by the executive other than for a Constructive Termination Event.
     The individual agreements of Messrs. Hesterberg, Rickel, Burman and Iuppenlatz contain the following provisions that could impact the amount of compensation that the executives receive at or following their separation from service from us:
•	The employment agreements contain a covenant that the executives will not sue or lodge any claim against us based upon an Involuntary Termination for any payments in addition to those described below. In the event that the executive breaches this covenant, we will be entitled to recover from that executive all sums we or any of our subsidiaries or affiliates have expended in relation to such action. We will also be entitled to offset any amounts expended in relation to defending such claim against any amounts owed to the executive prior to a final determination of the arbitration provisions provided for in the employment agreement. Mr. Iuppenlatz’s individual agreement would require him to execute a general release in our favor prior to receiving any severance compensation from us.

•	The executives have agreed not to disclose, during or at any time after their employment with us, any of our confidential information or trade secrets. The executives will return all proprietary materials, and all copies thereof, to us upon a termination of employment for any reason, and all copyrighted works that the executive may have created during his employment relating to us or our business in any manner shall remain our property.
Earl J. Hesterberg
     Mr. Hesterberg’s employment agreement provides that for a period of two years following his termination of employment, he will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees. If Mr. Hesterberg violates this provision, he will also forfeit his rights to any restricted stock and stock options granted pursuant to his employment agreement, and we will have the right to refrain from making any further payments under that agreement, as well as to receive back from Mr. Hesterberg the full value of any payments which were previously made to him in regard to the restricted stock or stock options granted under the agreement.

     The following table shows the potential payments upon termination or Corporate Change for Mr. Hesterberg, our President and Chief Executive Officer:

					Voluntary
			Constructive		Termination and
	Involuntary		Termination and		Termination for	Death and
	Termination		Corporate Change		Cause	Disability
Salary and Bonus	$333,333	(1)	$333,333	(2)	N/A (3)	$	N/A	(3)
Equity Compensation	10,135,125	(4)	10,135,125	(4)	N/A (3)		10,135,125	(4)
Excise Tax Payment	N/A	(5)	1,720,714	(6)	N/A (5)		N/A	(5)
Total	$10,468,458		$12,189,172		N/A		$10,135,125

(1)	Under his employment agreement, if Mr. Hesterberg is terminated as a result of an Involuntary Termination, he will be entitled to receive a lump sum payment on the first day of the seventh month following the termination in an amount of his base salary which, as of December 31, 2009, was $1,000,000, divided by 12, and multiplied by the lesser of 24 months or the remainder of the months in the term of the employment agreement, but he will not be entitled to any bonus for the calendar year in which his employment is terminated. Assuming a termination on December 31, 2009, Mr. Hesterberg would be entitled to a payment equal to four months of salary.

(2)	Under his employment agreement, if Mr. Hesterberg terminates his employment with us following a reduction in his base salary within six months after a Corporate Change, he will be entitled to a lump sum payment on the first day of the seventh month following the termination that would consist of his base salary which, as of December 31, 2009, was $1,000,000, for the lesser of 24 months or the remainder of the months in the term of the employment agreement. Assuming a termination on December 31, 2009, Mr. Hesterberg would be entitled to a payment equal to four months of salary. He will not be entitled to any bonus for the calendar year in which his employment is terminated.

(3)	Under his employment agreement, upon a voluntary termination or a termination for Cause, Mr. Hesterberg is only entitled to his pro-rata base salary through the date of the termination; Mr. Hesterberg would not be entitled to any bonus for that year.

(4)	Under his employment agreement, if Mr. Hesterberg’s employment with us is terminated as a result of an Involuntary Termination, death, or Disability, all restricted stock and stock options will become 100% vested and the exercise of those stock options will continue to be permitted as if his employment had continued for the full term of the employment agreement. As of December 31, 2009, Mr. Hesterberg held a total of 357,500 shares of unvested restricted stock and no unvested stock options under his employment agreement and all other of our compensation plans, which we also assume for purposes of this calculation to be subject to accelerated vesting. The amount in the table was calculated by multiplying $28.35 by 357,500 shares of restricted stock Mr. Hesterberg held on December 31, 2009, to equal $10,135,125. However, accelerated vesting under our equity incentive plans for a termination other than death or Disability is determined at the Board’s discretion; the amount shown could potentially be less upon Mr. Hesterberg’s actual termination.

(5)	Mr. Hesterberg is entitled to a tax gross-up only on payments made in connection with a Corporate Change.

(6)	Under his employment agreement, if any payment made by us to or for the benefit of Mr. Hesterberg would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we are required to pay Mr. Hesterberg an additional amount to cover any such taxes and any interest or penalties imposed with respect to such taxes. All excise tax payments are to be made to Mr. Hesterberg in a lump sum within the first 60 days of the calendar year in which he will file his federal income tax return for the payment or distribution giving rise to such excise tax payment.
John C. Rickel
     Along with his original employment agreement, Mr. Rickel also entered into an Incentive Compensation and Non-Compete Agreement with us, providing that for a period of two years following his termination of employment, he will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees. Any restricted stock granted to Mr. Rickel under this agreement will be forfeited in the event that Mr. Rickel violates this agreement.

     The following table shows the potential payments upon termination or Corporate Change for Mr. Rickel, our Senior Vice President and Chief Financial Officer:

							Voluntary
							Termination
							and
	Involuntary		Constructive		Corporate		Termination	Death and
	Termination		Termination		Change		for Cause	Disability
Salary and Bonus	$900,000	(1)	$900,000	(2)	$1,125,000	(3)	N/A (4)	$450,000	(5)
Equity Compensation	4,011,525	(6)	4,011,525	(6)	4,011,525		N/A	4,011,525	(6)
Excise Tax Payment	N/A	(7)	N/A	(7)	N/A	(7)	N/A (7)	N/A	(7)
Total	$4,911,525		$4,911,525		$5,136,525		N/A	$4,461,525

(1)	Under his employment agreement, if Mr. Rickel is terminated due to an Involuntary Termination, he will be entitled to receive a payment in an amount equal to: (a) his base salary, which, as of December 31, 2009, was $450,000, divided by 12, and multiplied by the greater of 12 months or the remainder of the months in the term of the employment agreement, paid in a single lump sum payment on the first day of the seventh month following the termination of employment; and (b) a pro-rata bonus (based on his termination date, which as of December 31, 2009 would have been $450,000), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Rickel’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(2)	Under his employment agreement, if Mr. Rickel terminates his employment following a Constructive Termination Event, he will be entitled to a lump sum payment on the first day of the seventh month following his termination in the amount of his base salary, which, as of December 31, 2009, was $450,000, divided by 12, and multiplied by the greater of 12 months or the remainder of the months in the term of the employment agreement. Mr. Rickel will be entitled to a pro-rata bonus (based on his termination date, which as of December 31, 2009 would have been $450,000), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Rickel’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(3)	Under his employment agreement, if Mr. Rickel terminates his employment following an involuntary reduction of his salary or incentive compensation targets within six months after a corporate change, he will be entitled to a lump sum payment on the first day of the seventh month following his termination in the amount of his base salary, which, as of December 31, 2009, was $450,000, divided by 12, and multiplied by 30 months. Mr. Rickel will be entitled to a pro-rata bonus (based on his termination date, which as of December 31, 2009, would have been $450,000), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Rickel’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(4)	Under his employment agreement, if Mr. Rickel is terminated by us for Cause, or he terminates his employment with us for any reason (except as otherwise provided in the notes to this table), all compensation and benefits will cease and terminate as of the date of termination. Mr. Rickel shall be entitled to his pro rata salary through the date of such termination, but he will not be entitled to any bonus for the calendar year in which his employment is terminated.

(5)	Under his employment agreement, upon his termination of employment as a result of death or Disability, Mr. Rickel will be entitled to his pro rata salary through the date of such termination and a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Rickel’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(6)	Under his employment agreement, if Mr. Rickel’s employment is terminated as described in note (1), note (2), note (3) or note (5), to this table, all restricted stock and stock options granted to Mr. Rickel will become 100% vested, and will be exercisable as if he had continued to be employed by us for the full term of his employment agreement. As of December 31, 2009, Mr. Rickel had a total of 141,500 unvested shares of restricted stock and no unvested stock options. The amount in the table was calculated by multiplying $28.35 by the 141,500 shares of restricted stock Mr. Rickel held on December 31, 2009 that we assume for purposes of this calculation would be subject to accelerated vesting, to equal $4,011,525. However, accelerated vesting under our equity incentive plans for a termination other than death or Disability is determined at the Board’s discretion, the amount shown could potentially be less upon Mr. Rickel’s actual termination.

(7)	Mr. Rickel is not entitled to payment of the excise tax under Section 4999 of the Internal Revenue Code.
Darryl M. Burman
     Along with his employment agreement, Mr. Burman has also entered into an Incentive Compensation and Non-Compete Agreement with us, which provides that for a period of one year following his termination of employment, he will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees. However, upon such termination, Mr. Burman shall not be prohibited from immediately engaging in the practice of law, independently or with a law firm, or from performing legal services on our behalf or any business competitive with any line of business conducted by us or any of our subsidiaries or affiliates (including, without limitation, any public or private auto retailer), regardless of termination for Cause, voluntary termination, Involuntary Termination, or expiration of his agreement.
     The following table shows the potential payments upon termination or Corporate Change for Mr. Burman, our Vice President, General Counsel & Corporate Secretary:

							Voluntary
							Termination
							and
	Involuntary		Constructive		Corporate		Termination	Death and
	Termination		Termination		Change		for Cause	Disability
Salary and Bonus	$915,208	(1)	$915,208	(2)	$676,875	(3)	N/A (4)	$230,000	(5)
Equity Compensation	1,729,350	(5)	1,729,350	(5)	1,729,350		N/A	1,729,350	(6)
Excise Tax Payment	N/A	(7)	N/A	(7)	N/A	(7)	N/A (7)	N/A	(7)
Total	$2,664,558		$2,664,558		$2,406,225		N/A	$1,959,350

(1)	Under his employment agreement, upon an Involuntary Termination, Mr. Burman will be entitled to receive: (a) his base salary, which, as of December 31, 2009, was $357,500, for the greater of twelve months or the number of months remaining in the term of the employment agreement, in a single lump sum payment on the first day of the seventh month following his separation from service; and (b) a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Burman’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred. At December 31, 2009, Mr. Burman had twenty-three months left in his employment agreement, and this payment was calculated by taking twenty-three months of his salary or $685,208, added to his pro-rata bonus of $230,000.

(2)	Under his employment agreement, if Mr. Burman terminated his employment following a Constructive Termination Event, he will be entitled to a lump sum payment on the first day of the seventh month following his termination in the amount of his base salary, which, as of December 31, 2009 was $357,500, divided by 12 and multiplied by the greater of 12 months or the remainder of the months in the term of the employment agreement. Mr. Burman will be entitled to a pro-rata bonus (based on his termination date, which as of December 31, 2009 would have been $230,000), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (i) the first day of the seventh month following Mr. Burman’s separation from service, or (ii) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(3)	Under his employment agreement, if Mr. Burman terminates his employment following an involuntary reduction of his salary or incentive compensation targets within six months after the occurrence of a Corporate Change, he will be entitled to: (a) his base salary, which, as of December 31, 2009, was $357,500, divided by 12, and multiplied by 15 months, paid in a lump sum payment on the first day of the seventh month following his termination of service, and (b) a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Burman’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(4)	Under his employment agreement, if Mr. Burman is terminated by us for Cause, or he terminates his employment with us for any reason (except as otherwise provided in the notes to this table), all compensation and benefits will cease and terminate as of the date of termination. Mr. Burman shall be entitled to his pro rata salary through the date of such termination, but he will not be entitled to any bonus for the calendar year in which his employment is terminated.

(5)	Under his employment agreement, upon his termination of employment as a result of death or Disability, Mr. Burman will be entitled to his pro rata salary through the date of such termination and a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Burman’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(6)	Under his employment agreement, if Mr. Burman’s employment is terminated as described in note (1), note (2), note (3) or note (5) to this table, all restricted stock and stock options granted to Mr. Burman will become 100% vested, and will be exercisable as if he had continued to be employed by us for the full term of his employment agreement. As of December 31, 2009, Mr. Burman had a total of 61,000 unvested shares of restricted stock and no unvested stock options. The amount in the table was calculated by multiplying $28.35 by the 61,000 shares of restricted stock Mr. Burman held on December 31, 2009 that we have assumed for purposes of this calculation would be subject to accelerated vesting, to equal $1,729,350. However, accelerated vesting under our equity incentive plans for a termination other than death or Disability is determined at the Board’s discretion; the amount shown could potentially be less upon Mr. Burman’s actual termination.

(7)	Mr. Burman is not entitled to payment of the excise tax under Section 4999 of the Internal Revenue Code.

Mark J. Iuppenlatz
     We entered into an Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement with Mr. Iuppenlatz on January 1, 2010. This agreement governs the grant of 10,000 shares of restricted stock to Mr. Iuppenlatz. The restricted stock will be issued pursuant to our 2007 Long Term Incentive Plan and governed by the terms and conditions of this plan as well as Mr. Iuppenlatz’s individual agreement. Along with various terms and conditions of his employment relationship with us, Mr. Iuppenlatz’s agreement also provides that for a period of two years following his termination of employment, he will not compete with us within a 50-mile radius from any dealership that we have an ownership interest in on the date of his termination of employment, induce any of our employees to leave his or her employment with us, or hire any of our employees. Any restricted stock granted to Mr. Iuppenlatz under his agreement will be forfeited in the event that he violates this agreement. Mr. Iuppenlatz also received an award of 7,500 shares of restricted stock on January 1, 2010. The award vests 40% on the second anniversary of the grant date and 20% annually thereafter.
     Additionally, upon commencement of his employment, Mr. Iuppenlatz was paid a $75,000 transition bonus to compensate him for transition expenses to relocate to corporate headquarters in Houston, Texas. In the event Mr. Iuppenlatz should voluntarily resign at any time within the first 12 months of his employment, he will be required to repay the entire transition bonus less one-twelfth (1/12) of the entire bonus for each complete month he is employed.
     The following table shows the potential payments upon termination or Corporate Change Mr. Iuppenlatz would have been entitled to receive in the event that his agreement had been in effect on December 31, 2009:

				Voluntary Termination
	Involuntary			and Termination for
	Termination			Cause
Salary and Bonus	$	N/A	(1)	N/A (2)
Equity Compensation		N/A	(3)	N/A
Excise Tax Payment		N/A	(4)	N/A (4)
Total	$	N/A		N/A

(1)	Under his agreement, if Mr. Iuppenlatz is terminated due to an Involuntary Termination, he will be entitled to receive a payment in an amount equal to: (a) his base salary, which, if his agreement had been effective as of December 31, 2009, would have equaled $0, paid in a single lump sum payment on the first day of the seventh month following the termination of employment; and (b) a pro-rata bonus (based on his termination date, which, if his agreement had been effective as of December 31, 2009 would have been $0), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Iuppenlatz’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(2)	Under his agreement, if Mr. Iuppenlatz is terminated by us for Cause, or he terminates his employment with us for any reason other than for a Constructive Termination Event, all compensation and benefits will cease and terminate as of the date of termination. Mr. Iuppenlatz shall be entitled to his pro rata salary through the date of such termination, if any, but he will not be entitled to any bonus for the calendar year in which his employment is terminated.

(3)	Under his agreement, if Mr. Iuppenlatz’s employment is terminated due to an Involuntary Termination, all restricted stock other than the original 10,000 shares of restricted stock granted to Mr. Iuppenlatz will become 100% vested. If Mr. Iuppenlatz’s agreement had been effective as of December 31, 2009, the original 10,000 shares of restricted stock would have been the only equity-based awards he held at that time, thus no amounts will be included for accelerated equity in the table above. Mr. Iuppenlatz was also awarded 7,500 restricted shares on January 1, 2010 as part of his employment offer.

(4)	Mr. Iuppenlatz is not entitled to payment of the excise tax under Section 4999 of the Internal Revenue Code.

REPORT OF THE COMPENSATION COMMITTEE
     During the last fiscal year, and this year in preparation for the filing of this proxy statement with the SEC, the Committee:
•	reviewed and discussed the disclosure set forth under the heading “Compensation Discussion and Analysis” with management; and

•	based on the reviews and discussions referred to above, recommended to the Board of Directors that the disclosure set forth under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Group 1 Automotive, Inc.’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009.
     Respectfully submitted by the Compensation Committee of the Board of Directors,
Max P. Watson, Jr. (Chairman)
John L. Adams
Louis E. Lataif
Beryl Raff
J. Terry Strange

DIRECTOR COMPENSATION
Non-Employee Director Compensation
     Effective February 1, 2009, the Board of Directors unanimously voted to reduce by 10% the cash component (excluding vehicle allowances) of their compensation, which includes cash retainers, committee retainers and meeting fees. The compensation reductions will support the company-wide cost reduction measures instituted by the company. Each board member was given the option of receiving their 2009 cash retainers in equity or cash. If they had previously selected to defer cash payments in the Group 1 Automotive Deferred Compensation Plan and selected to be paid in equity, then they were required to take restricted stock units. Messrs. Adams, Quinn and Watson elected equity and Ms. Raff and Messrs. Lataif and Strange selected to be paid in cash.
     The following table sets forth a summary of the compensation we paid to our non-employee directors. Directors who are our full-time employees receive no compensation for serving as directors. The only current employee serving as a director is Earl J. Hesterberg, our President and Chief Executive Officer.
Non-Employee Director Compensation for the Year Ended December 31, 2009

	Fees Earned or
	Paid in Cash		All Other
Name	or Stock	Stock Awards(1)	Compensation(2)	Total
John L. Adams	$173,275	$94,992	$17,734	$286,001
Louis E. Lataif	$83,854	$94,992	$17,600	$196,446
Stephen D. Quinn	$82,504	$94,992	$17,600	$195,096
Beryl Raff	$60,392	$94,992	$16,082	$171,466
J. Terry Strange	$99,750	$94,992	$17,600	$212,342
Max P. Watson, Jr.	$74,875	$94,992	$17,600	$187,467

(1)	The amounts included in the “Stock Awards” column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with restricted stock awards granted under the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan. Assumptions made in the calculation of these amounts are included in Note 5 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K.

(2)	Reflects the maximum cost associated with the personal use of one company vehicle or the economic equivalent.
     As of December 31, 2009, the aggregate number of unexercised option awards was as follows: Mr. Adams – 0; Mr. Lataif – 0; Mr. Quinn – 10,000; Ms. Raff – 0; Mr. Strange – 10,000; and Mr. Watson – 16,000. These options are all fully vested.
Retainers and Fees
     Each non-employee director received the following compensation during 2009, reflecting the 10% reduction implemented in February 2009 (unadjusted annual retainer and fee amounts are included in parentheses):
•	an annual retainer of (1) $31,792 ($35,000) in cash or stock and (2) restricted stock or restricted stock units valued at approximately $95,000 at the time of the grant pursuant to the 2007 Long Term Incentive Plan;

•	an additional cash or stock retainer of $22,708 ($25,000) for the chair of the Audit Committee, $9,083 ($10,000) for the chair of the Compensation Committee and $6,813 ($7,500) for the chairs of the Nominating/Governance Committee and the Finance/Risk Management Committee;

•	a meeting fee of $2,500 in cash or stock for each Board and Audit Committee meeting attended in January, and beginning in February, a meeting fee of $2,250 in cash or stock for each Board and Audit Committee meeting attended; a meeting fee of $1,500 in cash or stock for each Compensation Committee, Nominating/Governance Committee, Finance/Risk Management Committee and Special Committee meeting attended in January, and beginning in February 2009, a meeting fee of $1,350 in cash or stock for each Compensation Committee, Nominating/Governance Committee, Finance/Risk Management Committee and Special Committee meeting attended; and

•	the use of one vehicle, or the economic equivalent.
     Also effective February 2009, the additional annual retainer (payable in cash or stock) to our non-executive chairman of our Board of Directors was reduced by 10% to $90,833 ($100,000).
     All cash and stock retainer amounts and all meeting fees are paid quarterly. The equity portion of the annual retainer is paid annually. Abbreviated meetings, as determined at the discretion of the chair, result in the payment of one-half of the regular fees for the meeting.
Equity-Based Compensation
     The equity portion of our non-employee directors’ 2009 annual retainer was approved in November 2008 and consisted of a grant of approximately $95,000 of restricted stock or restricted stock units. The grant was to be effective January 2, 2009 and the number of units was to be determined based on the average of the high and low market price of our common stock on that date. Accordingly, each non-employee director received 8,751 shares of restricted stock in payment of the equity portion of the 2009 annual retainer.
     The restricted stock or restricted stock units vest fully after six months. Any unvested restricted stock and any restricted stock units may not be sold or otherwise transferred. In the event that a director’s membership on our Board of Directors is terminated for any reason other than retirement, death or disability, the director, for no consideration, forfeits to us all of his unvested shares of restricted stock or restricted stock units. All unvested restricted stock or restricted stock units held by a director vest upon the death or disability of the director. The vested restricted stock units held by a director are settled in shares of our common stock upon the termination of the director’s membership on our Board of Directors.
Nonqualified Deferred Compensation
     Messrs. Adams and Quinn and Ms. Raff have elected to participate in the Deferred Compensation Plan. The plan provides those directors who elect to participate an opportunity to accumulate additional savings for retirement on a tax-deferred basis. We have complete discretion over how the deferred funds are utilized and they represent our unsecured obligation to the participants.

AUDIT COMMITTEE REPORT
   The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of Group 1’s financial reports. The Audit Committee manages our relationship with its independent registered public accounting firm, which is ultimately accountable to the Audit Committee. The Board of Directors, upon the recommendation of its Nominating/Governance Committee, has determined that each member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under New York Stock Exchange corporate governance listing standards, the Sarbanes-Oxley Act of 2002, the Audit Committee Charter and the Group 1 Automotive, Inc. Corporate Governance Guidelines.
   The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the Charter on an annual basis. The Board of Directors ratified the Audit Committee Charter at a regularly scheduled meeting in March 2010. The Audit Committee Charter is posted on our website, www.group1auto.com, and you may obtain a printed copy of the Audit Committee Charter by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.
   The Audit Committee has reviewed and discussed with management and with Ernst & Young LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2009. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
   Ernst & Young LLP submitted to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence. The Audit Committee discussed with Ernst & Young LLP such firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to our company by Ernst & Young LLP is compatible with maintaining their independence.
   Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.
   Respectfully submitted by the Audit Committee of the Board of Directors of Group 1,
J. Terry Strange (Chairman)
John L. Adams
Louis E. Lataif
Stephen D. Quinn

Audit and Other Fees
   Set forth below is a summary of certain fees paid to Ernst & Young LLP, which has served as our independent registered public accounting firm since 2002, for services related to the fiscal years ended December 31, 2008 and December 31, 2009. In determining the independence of Ernst & Young LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

	2008	2009
Audit Fees	$1,135,000	$1,091,168
Audit Related Fees	—	—
Tax Fees	89,391	163,978
All Other Fees	—	2,000

Total	$1,224,391	$1,257,146
   Audit Fees. Audit fees consisted of amounts incurred for services performed in association with the annual financial statement audit (including required quarterly reviews), and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our consolidated financial statements. In addition, audit fees include specific procedures performed by Ernst & Young LLP in connection with their review of our internal control structure in accordance with the requirements of Section 404 of the Sarbanes Oxley Act of 2002. Other procedures included consultations relating to the audit or quarterly reviews, and services performed in connection with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities. Also included in audit fees are amounts incurred for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm, consisting primarily of consultation related to management’s response to an SEC comment letter. Audit fees exclude reimbursed expenses of $46,572 and $32,402 for 2008 and 2009, respectively, to Ernst & Young LLP in conjunction with their services.
   Menzies LLP performed the statutory audits for our foreign subsidiaries, as required in the United Kingdom, for both 2008 and 2009.
   Audit Related Fees. There were no audit related fees incurred during 2008 or 2009.
   Tax Fees. Tax fees in 2008 consisted of tax preparation and compliance services in the amount of $57,000 and tax planning consultation in the amount of $32,391. Tax fees in 2009 consisted of tax preparation and compliance services in the amount of $163,978.
   All Other Fees. There were no other fees incurred during 2008. Other fees in 2009 consisted of amounts incurred for subscriptions to Ernst & Young LLP’s online accounting and financial reporting research tool.
   The Audit Committee considers whether the provision of these services is compatible with maintaining Ernst & Young LLP’s independence, and has determined such services for fiscal 2008 and 2009 were compatible. All of the services described above were pre-approved by the Audit Committee pursuant to paragraph (c)(7)(ii)(C) of Rule 2-01 of Regulation S-X under the Exchange Act, to the extent that rule was applicable during fiscal 2008 and 2009.
   In November 2003, the Audit Committee adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with this policy, the Audit Committee has given its annual approval for the provision of audit services by Ernst & Young LLP through May 31, 2010 and has also given its approval for up to a year in advance for the provision by Ernst & Young LLP of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget. Any proposed services to be provided by the independent registered public accounting firm not covered by one of these approvals, including proposed services exceeding pre-approved budget levels, requires special pre-approval by the Audit Committee. In certain circumstances and for certain services, the Audit Committee delegates its responsibilities to pre-approve services performed by the independent registered public accounting firm to the Chairman of the committee. But, the Audit Committee does not under any circumstance delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

   Ernst & Young LLP does not provide any internal audit services to us. We used a separate firm, Dixon Hughes PLLC, for some internal audit services during 2008.
OTHER MATTERS
   As of the date of filing this proxy statement, our Board of Directors is not aware of any other business or nominee to be presented or voted upon at the annual meeting. If any other business or nominee is properly presented, the proxies solicited by our Board of Directors will provide the proxy holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the proxy holders in accordance with the specification.
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
   Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2011 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Corporate Secretary no later than December 10, 2010. No stockholder proposal was received for inclusion in this proxy statement.
   In addition to the requirements of Rule 14a-8, and as more specifically provided for in our Amended and Restated Bylaws, in order for a nomination of persons for election to our Board of Directors or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote and who complies with the notice procedures set forth in our Amended and Restated Bylaws. A stockholder making a nomination for election to our Board of Directors or a proposal of business for the 2011 Annual Meeting of Stockholders must deliver proper notice to our Corporate Secretary at least 70 days but not more than 90 days prior to the anniversary date of the 2010 Annual Meeting of Stockholders. In other words, for a stockholder nomination for election to our Board of Directors or a proposal of business to be considered at the 2011 Annual Meeting of Stockholders, it should be properly submitted to our Corporate Secretary no earlier than February 17, 2011 and no later than March 9, 2011.
   Under Rule 14a-4(c) of the Securities Exchange Act, our Board of Directors may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2011 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board of Directors intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 23, 2011, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 23, 2011, and the matter nonetheless is permitted to be presented at the 2011 Annual Meeting of Stockholders, our Board of Directors may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the 2011 annual meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.
   If we increase the number of directors to be elected at an annual meeting, we must make a public announcement naming all of the nominees for director and specifying the size of the increased Board of Directors at least 80 days prior to the first anniversary of the preceding year’s annual meeting. However, if we fail to make such an announcement, a stockholder’s notice regarding the nominees for the new positions created by the increase will be considered timely if it is delivered to our Corporate Secretary not later than the close of business on the 10th day following the day on which the public announcement is first made.
   For each individual that a stockholder proposes to nominate as a director, the stockholder’s written notice to our Corporate Secretary must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in our proxy statement as a nominee and to serving as a director if nominated and elected. From time to time, the Nominating/Governance Committee may request additional information from the nominee or the stockholder. For any other business that a stockholder desires to bring before an annual meeting, the stockholder notice must provide a brief description of such business, the reasons for conducting the business and any material interest in the business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. Finally, if a stockholder provides notice for either event described above, the notice must also include the following information in addition to any other information required by Rule 14a-8:
•	the name and address of the stockholder as it appears on our books;

•	the name and address of the beneficial owner, if any, as it appears on our books; and

•	the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder and the beneficial owner.
2009 ANNUAL REPORT
   A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.

EXHIBIT A
GROUP 1 AUTOMOTIVE, INC.
2007 LONG TERM INCENTIVE PLAN
(As Amended and Restated Effective as of March 11, 2010)
I. PURPOSE OF THE PLAN
               The purpose of the GROUP 1 AUTOMOTIVE, INC. 2007 LONG TERM INCENTIVE PLAN (the “Plan”) is to provide a means through which GROUP 1 AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and its Affiliates may attract able persons to serve as Directors or Consultants or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Performance Awards, Phantom Stock Awards, Bonus Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee, Consultant, or Director as provided herein.
II. DEFINITIONS
               The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:
               (a) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
               (b) “Award” means, individually or collectively, any Option, Restricted Stock Award, Performance Award, Phantom Stock Award, or Bonus Stock Award.
               (c) “Board” means the Board of Directors of the Company.
               (d) “Bonus Stock Award” means an Award granted under Paragraph XI of the Plan.
               (e) “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

               (f) “Committee” means a committee of the Board that is selected by the Board as provided in Subparagraph IV(a).
               (g) “Common Stock” means the common stock, par value $0.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XII.
               (h) “Company” means Group 1 Automotive, Inc., a Delaware corporation.
               (i) “Consultant” means any person who is not an employee or a Director and who is providing advisory or consulting services to the Company or any Affiliate.
               (j) “Corporate Change” shall have the meaning assigned to such term in Paragraph XII(c) of the Plan.
               (k) “Director” means an individual who is a member of the Board.
               (l) An “employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate.
               (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
               (n) “Fair Market Value” means, as of any specified date, (i) if the Common Stock is listed on a national securities exchange, the mean of the high and low sales prices of the Common Stock reported on the consolidated transaction reporting system for the principal such national securities exchange on that date, or, if there shall have been no such sales so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the Common Stock is not so listed but are quoted on the Nasdaq National Market, the mean of the high and low sales prices of the Common Stock reported on the Nasdaq National Market on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, or (iii) if the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate and as is consistent with the requirements of section 409A of the Code.
               (o) “Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code
               (p) “Option” means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.
               (q) “Option Agreement” means a written agreement between the Company and a Participant with respect to an Option.
               (r) “Participant” means an employee, Consultant, or Director who has been granted an Award under the Plan.

               (s) “Performance Award” means an Award granted under Paragraph IX of the Plan.
               (t) “Performance Award Agreement” means a written agreement between the Company and a Participant with respect to a Performance Award.
               (u) “Phantom Stock Award” means an Award granted under Paragraph X of the Plan.
               (v) “Phantom Stock Award Agreement” means a written agreement between the Company and a Participant with respect to a Phantom Stock Award.
               (w) “Plan” means the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan, as amended from time to time.
               (x) “Restricted Stock Agreement” means a written agreement between the Company and a Participant with respect to a Restricted Stock Award.
               (y) “Restricted Stock Award” means an Award granted under Paragraph VIII of the Plan.
               (z) “Rule 16b-3” means SEC Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.
               (aa) “Stock Appreciation Right” means a right to acquire, upon exercise of the right, Common Stock and/or, in the sole discretion of the Committee, cash having an aggregate value equal to the then excess of the Fair Market Value of the shares with respect to which the right is exercised over the exercise price therefor.
III. EFFECTIVE DATE AND DURATION OF THE PLAN
               The Plan as set forth herein constitutes an amendment and restatement of the Group 1 Automotive, Inc. 2007 Stock Incentive Plan (As Amended and Restated Effective as of March 8, 2007) (the “Prior Plan”), and shall supersede and replace in its entirety the Prior Plan except as otherwise specifically provided herein. Notwithstanding any provisions herein to the contrary, each Award granted under the Prior Plan prior to the effective date of this amendment and restatement shall be subject to the terms and provisions of the Prior Plan as in effect prior to this amendment and restatement of the Prior Plan into the Plan. Subject to Subparagraph V(a)(iii), this amendment and restatement of the Prior Plan shall be effective as of March 11, 2010 (which is the date of its adoption by the Board). No further Awards may be granted under the Plan after March 7, 2017. The Plan shall remain in effect until all Options granted under the Plan have been exercised or expired, all Restricted Stock Awards granted under the Plan have vested or been forfeited, and all Performance Awards, Phantom Stock Awards, and Bonus Stock Awards have been satisfied or expired.
IV. ADMINISTRATION
               (a) Composition of Committee. The Plan shall be administered by a committee of, and appointed by, the Board that shall be comprised solely of two or more outside Directors (within the meaning of the term “outside directors” as used in section 162(m) of the

Code and applicable interpretive authority thereunder and within the meaning of the term “Non-Employee Director” as defined in Rule 16b-3).
               (b) Powers. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which employees, Consultants, or Directors shall receive an Award, the time or times when such Award shall be made, the type of Award that shall be made, the number of shares to be subject to each Option, Restricted Stock Award, or Bonus Stock Award, and the number of shares subject to or the value of each Performance Award or Phantom Stock Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective employees, Consultants, or Directors, their present and potential contribution to the Company’s success, and such other factors as the Committee in its sole discretion shall deem relevant. Grants of Awards to employees who are located in the United Kingdom shall be subject to the additional requirements and provisions of the United Kingdom Appendix to the Plan, a copy of which is attached hereto and which is incorporated herein by this reference.
               (c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, to determine the terms, restrictions, and provisions of the agreement relating to each Award, including such terms, restrictions, and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent the Committee shall deem expedient to carry the Plan or any such agreement into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.
V. SHARES SUBJECT TO THE PLAN; AWARD LIMITS;
GRANT OF AWARDS
               (a) Shares Subject to the Plan and Award Limits.
               (i) Subject to adjustment in the same manner as provided in Paragraph XII with respect to shares of Common Stock subject to Options then outstanding and subject to Subparagraph (iii) below, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed 7,500,000 shares. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award or (ii) to the extent an Award denominated in shares is settled in cash. To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan.
               (ii) Subject to Subparagraph (iii) below, notwithstanding any provision in the Plan to the contrary, (A) the maximum number of shares of Common Stock that may be subject to Awards denominated in shares of Common Stock granted to any one individual during any calendar year may not exceed 500,000 shares of Common Stock (subject to adjustment in the same manner as provided in Paragraph XII with respect to shares of Common Stock subject to Options then outstanding), (B) the aggregate maximum number of shares of Common Stock that may be granted as Restricted Stock Awards, Phantom Stock Awards or Bonus Stock Awards during the term of the Plan may not exceed 3,500,000 shares of Common Stock (subject to adjustment in the same manner as provided in Paragraph XII with respect to shares of Common Stock subject to Options then outstanding), and (C) the maximum amount of compensation that may be paid under all Performance Awards denominated in cash (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $7,500,000, and any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award. The limitations set forth in clauses (A) and (C) of the preceding sentence shall be applied in a manner that will permit Awards that are intended to provide “performance-based” compensation for purposes of section 162(m) of the Code to satisfy the requirements of such section, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options or Stock Appreciation Rights that are canceled or repriced.
               (iii) Notwithstanding any provision in the Plan to the contrary, this Subparagraph V(a) shall be effective as of the effective date of this amendment and restatement only if the limitations set forth in Subparagraph V(a)(i) above and clause (B) of the first sentence of Subparagraph V(a)(ii) above are approved by the shareholders of the Company at the Company’s 2010 Annual Meeting of Shareholders. If these provisions are not so approved, then this Subparagraph V(a) shall be void and of no effect and Subparagraph V(a) of the Prior Plan shall continue in effect. Notwithstanding any provision in the Plan or in any Award agreement under the Plan, no Award granted on or after the effective date of this amendment and restatement shall be exercisable or shall vest, as applicable, prior to such shareholder approval, except for Awards made with respect to shares of Common Stock authorized to be issued under the Prior Plan prior to the effective date of this amendment and restatement.
               (b) Grant of Awards. The Committee may from time to time grant Awards to one or more employees, Consultants, or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.
               (c) Stock Offered. Subject to the limitations set forth in Subparagraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.
               (d) Minimum Exercisability or Vesting Requirements.
               (i) Time Vested Awards. Awards granted to Employees or Consultants that have a condition to exercise or vesting related solely to the continued employment of the Employee or continued service as a Consultant may not be exercisable in full, and any applicable vesting conditions shall not be released, in less than three years from the date of grant (but pro rata exercisability and release of any applicable vesting conditions may be permitted over such time); provided that if an

Award is granted with conditions that relate to both time and performance measures, the Award may vest upon the earlier satisfaction of the performance measures, subject to Subparagraph (ii) below.
               (ii) Performance Based Awards. Awards granted to Employees or Consultants that have a condition to exercise or vesting based on the achievement of performance measures shall have a minimum waiting period for exercise or vesting of one year from the date of grant.
               (iii) Awards to non-employee Directors. Awards granted to non-employee Directors pursuant to the Company’s non-employee Director compensation program, which may be amended from time to time, need not be subject to the requirements set forth in Subparagraphs V(d)(i) and V(d)(ii) above and may vest in full within six months from the date of grant. However, discretionary Awards to non-employee Directors shall be subject to the requirements set forth in Subparagraphs V(d)(i) and V(d)(ii) above.
               (iv) Permitted Exceptions. The exercisability and vesting requirements set forth in Subparagraphs V(d)(i), V(d)(ii), and V(d)(iii) above shall not be applicable to (A) grants to new hires in lieu of cash compensation to replace forfeited awards from a prior employer, including Awards described in Subparagraph VII(h), (B) acceleration of exercisability or vesting upon the death, disability or retirement of the Participant, (C) acceleration of exercisability or vesting upon a change in control of the Company or Corporate Change, and (D) grants of Awards made in payment of other earned cash-based incentive compensation.
               (v) Committee Discretion. The Committee shall have the discretion to grant an Award that does not contain the minimum exercisability and vesting requirements as set forth in this Subparagraph V(d), provided that the maximum number of shares of Common Stock that may be subject to such Awards in the aggregate does not exceed 10% of the aggregate maximum number of shares of Common Stock that may be issued under the Plan (subject to adjustment in the same manner as provided in Paragraph XII).
VI. ELIGIBILITY
               Awards may be granted only to persons who, at the time of grant, are employees, Consultants, or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, a Performance Award, a Phantom Stock Award, a Bonus Stock Award, or any combination thereof.
VII. STOCK OPTIONS
               (a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant.
               (b) Exercise of Option or Stock Appreciation Right. Subject to Subparagraph V(d), an Option or Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee.

               (c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations, and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted, the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. Except as otherwise provided in sections 421 or 422 of the Code, an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.
               (d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Option as an Incentive Stock Option under section 422 of the Code. Subject to Subparagraph V(d), each Option Agreement shall specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship, or (iii) membership on the Board, as applicable, on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Committee with respect thereto. Further, an Option Agreement may provide, on such terms and conditions as the Committee in its sole discretion may prescribe, for the grant of a Stock Appreciation Right in connection with the grant of an Option and, in such case, the exercise of the Stock Appreciation Right shall result in the surrender of the right to purchase a number of shares under the Option equal to the number of shares with respect to which the Stock Appreciation Right is exercised (and vice versa). In no event shall a Stock Appreciation Right be exercisable after the expiration of 10 years from the date of grant. In the case of any Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Option Agreements need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, but subject to Subparagraph V(d), an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).

               (e) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph XII, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued, or separate electronic recordkeeping entries shall be maintained with respect to shares of Common Stock delivered electronically, by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.
               (f) Restrictions on Repricing of Options and Stock Appreciation Rights. Except as provided in Paragraph XII, the Committee may not, without approval of the shareholders of the Company, amend any outstanding Option Agreement to lower the exercise price for Options or Stock Appreciation Rights granted under such agreement (or cancel and replace any outstanding Option Agreement with Option Agreements having lower exercise prices on Options or Stock Appreciation Rights granted under such agreement).
               (g) Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Participant’s name.
               (h) Options and Rights in Substitution for Options Granted by Other Employers. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for options and such rights held by individuals providing services to corporations or other entities who become employees, Consultants, or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.
VIII. RESTRICTED STOCK AWARDS
               (a) Forfeiture Restrictions To Be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). Subject to Subparagraph V(d), the Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance measures established by the Committee that are based on (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the profit margins of the Company or any business unit of the Company designated by the Committee, (8) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee or any component of such net income calculation (including but limited to sales, general and administrative expenses), (9) the cash flow or return on investment of the Company or any business unit of the Company designated by the Committee, (10) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (11) the economic value added, (12) the return on capital, assets, or stockholders’ equity achieved by the Company, or (13) the total stockholders’ return achieved by the Company, (ii) the Participant’s continued employment with the Company or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events, may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof. Subject to Subparagraph V(d), each Restricted Stock Award may have different Forfeiture Restrictions in the discretion of the Committee.
               (b) Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant or restricted shares of Common Stock electronically delivered to a brokerage account established in the name of the Participant. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate or unrestricted electronic delivery of the stock until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock until the Forfeiture Restrictions have expired, (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award, and (v) with respect to the payment of any dividend with respect to shares of Common Stock subject to a Restricted Stock Award directly to the Participant, each such dividend shall be paid no later than the end of the calendar year in which the dividends are paid to stockholders of such class of shares or, if later, the fifteenth day of the third month following the date the dividends are paid to stockholders of such class of shares. At the time of such Award, the Committee may, in its sole discretion, subject to Subparagraph V(d), prescribe additional terms, conditions, or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death, or otherwise) of a Participant prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions, or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.
               (c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.
               (d) Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Participant shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

IX. PERFORMANCE AWARDS
               (a) Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the number of shares of Common Stock subject to, or the maximum value of, the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.
               (b) Performance Measures. A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, division, or department thereof during the performance period. The Committee shall establish the performance measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed; provided such measures may be made subject to adjustment for specified significant extraordinary items or events. The performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes. The performance measures established by the Committee may be based upon (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the profit margins of the Company or any business unit of the Company designated by the Committee, (8) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee or any component of such net income calculation (including but not limited to sales, general and administrative expenses), (9) the cash flow or return on investment of the Company or any business unit of the Company designated by the Committee, (10) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (11) the economic value added, (12) the return on capital, assets, or stockholders’ equity achieved by the Company, (13) the total stockholders’ return achieved by the Company, or (14) a combination of any of the foregoing. The Committee, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures and/or provide for a reduction in the value of a Performance Award during the performance period. The performance measures described in the preceding sentence may be subject to adjustment for specified significant extraordinary items or events, may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof.
               (c) Awards Criteria. In determining the value of Performance Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period.
               (d) Payment. Following the end of the performance period (or at such other time as the applicable Performance Award Agreement may provide, subject to Subparagraph V(d)), the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the performance measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Performance Award Agreement.
               (e) Termination of Award. A Performance Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable performance period, except as may be determined by the Committee, subject to Subparagraph V(d) and, with respect to an Award intended to comply with such section, section 162(m) of the Code.
               (f) Performance Award Agreements. At the time any Award is made under this Paragraph IX, the Company and the Participant shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Performance Award Agreements need not be identical.
X. PHANTOM STOCK AWARDS
               (a) Phantom Stock Awards. Phantom Stock Awards are rights to receive shares of Common Stock (or the Fair Market Value thereof), or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time, subject to Subparagraph V(d), as established by the Committee, without satisfaction of any performance criteria or objectives. The Committee may, in its discretion, require payment or other conditions of the Participant respecting any Phantom Stock Award. A Phantom Stock Award may include, without limitation, a Stock Appreciation Right that is granted independently of an Option; provided, however, that the exercise price per share of Common Stock subject to the Stock Appreciation Right shall be determined by the Committee but, subject to adjustment as provided in Paragraph XII, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date such Stock Appreciation Right is granted.
               (b) Award Period; Acceleration. Subject to Subparagraph V(d), the Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which the Award shall vest with respect to the Participant. In addition, Plan provisions to the contrary notwithstanding, except as otherwise provided by the Committee, in the event of a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of section 409A(a)(2)(A)(v) of the Code and any regulations or administrative guidance issued thereunder, the Committee, acting in its sole discretion without the consent or approval of any Participant, may require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Phantom Stock Awards as of a date, before or after such event, specified by the Committee, in which event the Committee shall thereupon cancel such Phantom Stock Awards and the Company shall pay (or cause to be paid) to each Participant an amount equal to the maximum value (which maximum value shall be determined based on the then Fair Market Value of the Common Stock) of such Participant’s Phantom Stock Awards. Any such payment may be made in cash, Common Stock, or a combination thereof as determined by the Committee in its sole discretion.

               (c) Awards Criteria. In determining the value of Phantom Stock Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.
               (d) Payment. Following the end of the vesting period for a Phantom Stock Award (or at such other time as the applicable Phantom Stock Award Agreement may provide), the holder of a Phantom Stock Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the Award. Payment of a Phantom Stock Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. Any payment to be made in cash shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Phantom Stock Award Agreement. Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the Committee.
               (e) Termination of Award. A Phantom Stock Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable vesting period, except as may be otherwise determined by the Committee, subject to Subparagraph V(d).
               (f) Phantom Stock Award Agreements. At the time any Award is made under this Paragraph X, the Company and the Participant shall enter into a Phantom Stock Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Phantom Stock Award Agreements need not be identical.
XI. BONUS STOCK AWARDS
               Each Bonus Stock Award granted to a Participant shall constitute a transfer of unrestricted shares of Common Stock on such terms and conditions as the Committee shall determine. Bonus Stock Awards shall be made in shares of Common Stock and, subject to Subparagraph V(d), need not be subject to performance criteria or objectives or to forfeiture. The purchase price, if any, for shares of Common Stock issued in connection with a Bonus Stock Award shall be determined by the Committee in its sole discretion.
XII. RECAPITALIZATION OR REORGANIZATION
               (a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate, any sale, lease, exchange, or other disposition of all or any part of its or any of its Affiliates’ assets or business, or any other corporate act or proceeding.
               (b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the

Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.
               (c) Recapitalizations and Corporate Changes. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award. If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges or agrees to sell, lease, or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a “Corporate Change”), no later than (x) 10 days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease, or exchange of assets or dissolution or such election of Directors or (y) 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Options or Stock Appreciation Rights held by any individual Participant: (1) accelerate the time at which Options or Stock Appreciation Rights then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all such unexercised Awards and all rights of Participants thereunder shall terminate, (2) require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Options or Stock Appreciation Rights held by such Participants (irrespective of whether such Awards are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the “Change of Control Value”) of the shares subject to such Awards over the exercise price(s) under such Awards for such shares, or (3) make such adjustments to Options or Stock Appreciation Rights then outstanding as the Committee deems appropriate to reflect such Corporate Change and to prevent the dilution or enlargement of rights (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to such Awards then outstanding), including, without limitation, adjusting such an Award to provide that the number and class of shares of Common Stock covered by such Award shall be adjusted so that such Award shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash), and/or adjusting an Incentive Stock Option in a manner that causes such Option to no longer be qualified as an Incentive Stock Option, as determined by the Committee in its sole discretion.
               (d) Change of Control Value. For the purposes of clause (2) in Subparagraph (c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options or Stock Appreciation Rights being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.
               (e) Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges, or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XII, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award so as to prevent the dilution or enlargement of rights. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XII, the aggregate maximum number of shares available under the Plan, the aggregate maximum number of shares that may be issued under the Plan through Incentive Stock Options, and the maximum number of shares that may be subject to Awards granted to any one individual shall be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.
               (f) Stockholder Action. Any adjustment provided for in the above Subparagraphs shall be subject to any required stockholder action.
               (g) No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.
XIII. AMENDMENT AND TERMINATION OF THE PLAN
               The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, (a) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or the benefits otherwise accrued to Participants under the Plan, (b) increase the maximum number of shares that may be issued under the Plan through Incentive Stock Options, (c) change the class of individuals eligible to receive Awards under the Plan, or (d) amend or delete Subparagraph VII(f). Further, to the extent stockholder approval of an amendment to the Plan is necessary to satisfy (i) the requirements of Rule 16b-3 or (ii) any securities exchange listing requirements of the New York Stock Exchange or other securities exchange on which the Common Stock is then listed, no such amendment shall be effective unless and until so approved by the stockholders of the Company.
XIV. MISCELLANEOUS
               (a) No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Option, a right to a Restricted Stock Award, a right to a Performance Award, a right to a Phantom Stock Award, a right to a Bonus Stock Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.
               (b) No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.
               (c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant (in cash, Common Stock, other securities, Common Stock that would otherwise be issued pursuant to such Awards, other Awards or other property), Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.
               (d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No

Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.
               (e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Subparagraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee; provided, however, that in no event shall a transfer of an Award in exchange for consideration to be paid or provided to the holder of such Award (including, without limitation, a Participant) be approved by the Committee pursuant to this paragraph.
               (f) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

APPENDIX A
GROUP 1 AUTOMOTIVE, INC. 2007 LONG TERM INCENTIVE PLAN
UNITED KINGDOM APPENDIX
(governing the grant of Awards to persons in the United Kingdom)
1	This United Kingdom Appendix constitutes the United Kingdom section of the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan and incorporates all the rules of the Plan subject to the modifications set out in this United Kingdom Appendix. All Awards granted to persons in the United Kingdom, and only such Awards, shall be subject to the provisions of this United Kingdom Appendix.
2	Words and expressions defined in the Plan shall have the same meanings when used in this United Kingdom Appendix except that the definition in Subaragraph II(k) be amended as follows:
“(k)	“Director” means an individual who is a member of the Board other than a non-executive director.”
3	An Award may be granted only to an employee and/or an executive director of the Company or of any Affiliate (which for the avoidance of doubt shall exclude Consultants).
4	The word “Consultant” or “Consultants” in the Plan be deleted from Paragraph I and Subparagraphs IV(b), V(b), VI, VII(h), VIII(a) and (b).
5	The following two paragraphs be added to the end of Subparagraph XIV(c):
“The Company or the Participant’s employing company may, without the need for authority or consent, withhold any amount and make any arrangement it considers necessary to meet any liability of the Participant to taxation or National Insurance (social security) in connection with the grant, exercise or cancellation of an Award.
The Participant may be required to agree to the transfer to him/her of any secondary National Insurance contributions for which the Company, the employing company or any other person (other than the Participant) is liable for as a consequence of the grant exercise, release or assignment of an Award.”

GROUP 1 AUTOMOTIVE, INC.
800 Gessner
Suite 500
HOUSTON, TX 77024
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends that you				number(s) of the nominee(s) on the line below.
vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees:

01 John L. Adams	02 J. Terry Strange	03 Max P. Watson, Jr.

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	Amendment and Restatement of the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan to increase the number of shares available for issuance under the plan from 6,500,000 to 7,500,000.	☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of the company for the fiscal year ending December 31, 2010.	☐	☐	☐

NOTE: In their discretion, such attorney-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address change / comments, mark here.			☐
(see reverse for instructions)	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

GROUP 1 AUTOMOTIVE, INC.
ANNUAL MEETING OF STOCKHOLDERS - MAY 18, 2010
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby revokes all prior proxies and appoints Earl J. Hesterberg and John C. Rickel, and each of them, as proxies with full power of substitution, to represent and to vote all shares of common stock of Group 1 Automotive, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on May 18, 2010 at 10:00 a.m., Central Daylight Time at Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas, and at any adjournment or postponement thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof.
THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR APPROVAL OF THE AMENDMENT TO THE 2007 LONG TERM INCENTIVE PLAN, FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.
          Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side